UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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CALPINE CORPORATION
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March 25, 2013
To our Shareholders:
It is our pleasure to invite you to attend our 2013 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. (Central Time) on May 10, 2013 at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002.
The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting.
This year we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We encourage you to review these materials and vote your shares.
You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously voted your proxy. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting.
We are proud that you have chosen to invest in Calpine Corporation. On behalf of our management and directors, thank you for your continued support and confidence in 2013.
Very truly yours,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002

Date of Meeting:	May 10, 2013

Time:	8:00 a.m. (Central Time)

Place:	717 Texas Avenue, 10th Floor, Houston, Texas 77002

Items of Business:	We are holding the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) for the following purposes:

•	to elect nine directors to serve on our Board of Directors until the 2014 Annual Meeting of Shareholders;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2013;

•
to amend the Calpine Corporation 2008 Equity Incentive Plan (“Equity Incentive Plan” or the “Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the Plan by 13,000,000 shares and to modify the share counting provisions applicable to cash-settled equity awards under the Plan;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	March 12, 2013

Voting:
We strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote prior to the date of the Annual Meeting: Internet, telephone, or mail. In accordance with New York Stock Exchange (“NYSE”) rules, your broker will not be able to vote your shares with respect to any non-routine matters (including the election of directors) if you have not given your broker specific instructions to do so. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year (Proposal No. 2). The election of directors (Proposal No. 1), the approval of the amendment to the Equity Incentive Plan (Proposal No. 3) and the advisory approval of the named executive officer compensation (Proposal No. 4) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Date These Proxy Materials Are First Being Made

Available on the Internet:	On or about March 25, 2013
By order of the Board of Directors
W. Thaddeus Miller
Corporate Secretary
March 25, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2013:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2012 Annual Report are available at www.proxyvote.com.

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders of Calpine Corporation	Cover
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 10, 2013	Cover
2013 Proxy Summary	iii
Proxy Statement — Proxy Solicitation and Voting Information	1
Questions and Answers About the Annual Meeting and Voting	1
Why am I receiving these proxy materials?	1
How can I access the proxy materials on the Internet?	1
Who can vote?	1
How do I know if I am a beneficial owner of shares?	1
What am I voting on?	2
How do I vote?	2
Can I change my mind after I vote?	2
How many votes must be present to hold the Annual Meeting?	2
Will my shares be voted if I do not provide my proxy?	3
What are broker non-votes?	3
What if I return my proxy but do not provide voting instructions?	3
What vote is required to adopt each of the proposals?	3
When will the voting results be announced?	4
Annual Meeting Admission	4
Expenses of Solicitation	4
Householding	4
Proposal 1 — Election of Directors	5
Nominees for Election as Directors	5
Board Meetings and Board Committee Information	7
Meetings	7
Committees and Committee Charters	8
Audit Committee	8
Compensation Committee	9
Nominating and Governance Committee and Director Nominations	9
Compensation Committee Interlocks and Insider Participation	10
Report of the Audit Committee	10
Corporate Governance Matters	11
Corporate Governance Guidelines	11
Board Leadership Structure	11
Director Independence	11
Code of Conduct and Ethics	12
Business Relationships and Related Party Transactions Policy	13
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board	13
The Board’s Role in Risk Oversight	14
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	15
Proposal 2 — To Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2013	19
Audit Fees	19
Audit Committee Pre-Approval Policies and Procedures	19

i

Proposal 3 — Proposal to Approve the Amendment to the 2008 Equity Incentive Plan to Increase the Number of Shares Available under the Plan and to Modify the Share Counting Provisions Applicable to Cash-Settled Equity Awards Under the Plan	20
Proposal 4 — To Approve, on an Advisory Basis, Named Executive Officer Compensation	28
Director Compensation	30
Compensation Discussion and Analysis	31
Executive Summary	31
Best Practices in Compensation Governance and Highlights of Recent Developments	31
2012 Performance and Strategic Accomplishments Considered in Determining Executive Compensation	33
Our Compensation Program Objectives and Guiding Principles	35
Results of the 2012 Advisory Vote on Executive Compensation (“say-on-pay”), Stockholder Feedback and Recent Modifications	35
Determining Executive Compensation	36
Compensation Consultant	36
Comparator Group	36
Role of Executive Officers in Executive Compensation Decisions	37
Elements of Compensation	37
Purpose of Each Element of Compensation	37
Details of Each Element of Compensation	37
Base Salary	37
Annual Incentive — Calpine Incentive Plan	38
Equity Compensation	40
Perquisites and Other Personal Benefits	42
Post-Employment Compensation Arrangements	42
Severance Benefits	42
Retirement Benefits	42
Officer Stock Ownership Policy	42
Clawback Provisions	43
Deductibility Cap on Executive Compensation	43
Report of the Compensation Committee	43
Executive Compensation	44
Summary Compensation Table	44
Grants of Plan-Based Awards	45
Summary of Employment Agreements	45
Outstanding Equity Awards at Fiscal Year-End	51
Option Exercises and Stock Vested	52
Potential Payments Upon Termination or Change in Control	52
Change in Control and Severance Benefits Plan	53
Termination Provisions of Employment Agreements	54
Effect of Termination Events or Change in Control and Unvested Equity Awards	56
Quantification of Potential Payments Upon Termination or Change in Control	56
Compensation and Risk	58
Securities Authorized for Issuance Under Equity Compensation Plans	59
Certain Relationships and Related Transactions and Director Independence	59
Section 16(a) Beneficial Ownership Reporting Compliance	60
Shareholder Proposals for 2014 Annual Meeting of Shareholders	61
Other Business	61
Annual Report to Shareholders and Form 10-K	61
Annex A — Amended and Restated Calpine Corporation 2008 Equity Incentive Plan	A-1

2013 Proxy Summary

To assist you in reviewing our 2012 performance, we would like to call your attention to key elements of our proxy statement. The following description is only a summary that highlights more detailed information contained elsewhere in this proxy statement. For more complete information about these topics, please review our Annual Report on Form 10-K and the complete proxy statement.
Annual Meeting of Shareholders

•	Time and Date:	8:00 a.m. (Central Time), May 10, 2013
•	Place:	717 Texas Avenue, 10th Floor
Houston, Texas 77002
•	Record Date:	March 12, 2013
•	Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other matter to be voted on.
•	Admission:	No admission card is required to enter Calpine’s Annual Meeting. Please follow the advance registration instructions on page 4.
Voting Matters and Board Recommendations

			Page Reference
Item	Activity	Board Vote Recommendation	(for more detail)
1	Election of Directors	FOR EACH NOMINEE	5
2	Ratification of PwC as Auditor for 2013	FOR	19
3	Proposal to Approve the Amendment to the 2008 Equity Incentive Plan to Increase the Number of Shares Available Under the Plan and to Modify the Share Counting Provisions Applicable to Cash-Settled Equity Awards Under the Plan	FOR	20
4	Advisory Resolution to Approve Named Executive Officer Compensation	FOR	28
2012 Performance and Strategic Accomplishments
In addition to our financial performance achievements, the Company accomplished the following key operational and strategic objectives during 2012 to maintain financially disciplined growth, to enhance shareholder value through capital allocation (including share repurchases) and set the foundation for continued growth and success:

•
We produced approximately 116 billion KWh of electricity in 2012, 23% more than the same period in 2011 (includes generation from power plants owned but not operated by us and our share of generation from our unconsolidated power plants).

•	Our entire fleet achieved a forced outage factor of 1.6% in 2012, our lowest on record and an improvement of 36% from 2011.

•	Our entire fleet achieved an impressive starting reliability of 98.3% in 2012.

•
We have completed our previously announced $600 million share repurchase program, having repurchased a total of 35,568,833 shares of our outstanding common stock at an average price paid of $16.87 per share. In February 2013, our Board of Directors authorized the repurchase of an additional $400 million in shares of our common stock, bringing the cumulative authorization total to $1.0 billion.

•
During the first quarter of 2012, we terminated our legacy interest rate swaps formerly hedging our First Lien Credit Facility for a payment of approximately $156 million which eliminated our exposure from these instruments to further declines in interest rates.

•
On October 9, 2012, we issued our 2019 First Lien Term Loan and used the proceeds to reduce our overall cost of debt and simplify our capital structure by redeeming a portion of our First Lien Notes and repaying project debt.

•
On November 7, 2012, we completed the purchase of a modern, natural gas-fired, combined-cycle power plant with a nameplate capacity of 800 MW located in Bosque County, Texas for approximately $432 million which increased capacity in our Texas segment.

•
On December 27, 2012, we, through our indirect, wholly-owned subsidiary Calpine Power Company, completed the sale of 100% of our ownership interest in each of the Broad River Entities for approximately $423 million. This transaction resulted in the disposition of our Broad River power plant, an 847 MW natural gas-fired, peaking power plant located in Gaffney, South Carolina, and includes a five year consulting agreement with the buyer. We expect to use the sale proceeds for our capital allocation activities and for general corporate purposes.

•
On December 31, 2012, we completed the sale of Riverside Energy Center, LLC to WP&L for approximately $402 million. We expect to use the sale proceeds for our capital allocation activities and for general corporate purposes.

•
Over the course of 2012, we successfully originated several new long-term contracts with customers in our Southeast and West regions, including those related to our Oneta, Decatur, Los Medanos and Gilroy Cogeneration power plants.

•
We continue to grow our presence in core markets with an emphasis on expansions or modernizations at existing sites and power plants. Construction of our Russell City Energy Center and modernization at our Los Esteros Critical Energy Facility continue to move forward with expected completion dates during the summer of 2013. We continue to make progress with our turbine modernization program and have ongoing development and expansion activities which include the advanced development of the Garrison Energy Center located in Delaware and the expansions of our Deer Park and Channel Energy Centers in Texas which are now under construction.
Item 1: Election of Directors
Board Nominees
The following table provides summary information about each nominee. Each director is elected annually by a plurality of votes cast, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors.

		Director	Principal		Committee Memberships
Name	Age	Since	Occupation	Independent	AC	CC	NGC
Frank Cassidy	66	2008	Retired President and Chief Operating Officer, PSEG Power LLC	X		C
Jack A. Fusco	50	2008	Chief Executive Officer, Calpine Corporation
Robert C. Hinckley	65	2008	Chairman and Managing Director, MCL Intellectual Property LLC	X	F		X
Michael W. Hofmann	54	n/a	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.	X
David C. Merritt	58	2006	President, BC Partners, Inc.	X	F, C
W. Benjamin Moreland	49	2008	President and Chief Executive Officer, Crown Castle International Corp.	X	F
Robert A. Mosbacher, Jr.	61	2009	Chairman, Mosbacher Energy Company	X		X	X
Denise M. O’Leary	55	2008	Private Venture Capital Investor	X		X	C
J. Stuart Ryan	54	2008	Chief Executive Officer, Aggregates USA and Founding Owner and President, Rydout, LLC	X			X
_______________________

AC	Audit Committee	F	Fnancial Expert
C	Chair	NGC	Nominating and Governance Committee
CC	Compensation Committee
Attendance
Each director nominee who was a director during 2012 attended at least 75% of the aggregate of all meetings of the Board of Directors (“Board” or “Board of Directors”) and each committee on which he or she sits.
Item 2: Ratification of PwC as Auditor for 2013
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2013. Set forth below is summary information with respect to PwC’s fees for services provided in 2012 and 2011 (in millions).

	2012	2011
Audit Fees	$6.7	$7.4
Item 3: Amendment to the Calpine 2008 Equity Incentive Plan
We are asking our shareholders to approve an amendment to the Equity Incentive Plan. If approved by the shareholders, the aggregate number of shares of common stock that would be authorized for issuance as of February 28, 2013 pursuant to the Equity Incentive Plan would be increased from 27,533,000 shares to 40,533,000 shares and the number of shares of common stock that would remain available for future grants as of February 28, 2013 under the Equity Incentive Plan would be increased from 3,205,191 to 16,205,191 shares and certain share counting provisions applicable to cash-settled equity awards under the Plan would be modified as further described below under Proposal 3.
The Equity Incentive Plan is designed to promote our long-term growth and profitability by (a) providing certain of our directors, executive officers, employees and consultants of the Company and its affiliates with incentives to maximize shareholder value and otherwise contribute to our success and (b) enabling us to attract, retain and reward the best available persons for positions of responsibility. After a review of the Equity Incentive Plan and the Company’s compensation policies by the Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee decided to recommend an increase in the aggregate number of shares of common stock available for issuance under the Equity Incentive Plan to enable the Company to continue to grant stock-based awards at appropriate levels to eligible directors, executives, employees and consultants.
The Equity Incentive Plan includes key provisions designed to protect shareholders’ interests, promote effective corporate governance and reflect our commitment to best practices in corporate governance, including but not limited to the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing of Under-water Options. The terms of the Equity Incentive Plan do not allow for the repricing of “under-water” stock options, including the cancellation and reissuance of new options in exchange for stock options whose strike price is above the then-current fair value of the Company’s stock.

•
Fungible Share Counting. The pool of shares available for issuance under the Equity Incentive Plan is reduced by 1.3 shares for each 1 share subject to a restricted stock, restricted stock unit or other full value award, and 1 share for each 1 share subject to an option or stock appreciation right award.

•
No Share Recycling for Net Exercises or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under our plan.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Equity Incentive Plan are automatically replenished.

•	No Automatic Grants. The Equity Incentive Plan does not provide for automatic grants to any participant.
The text of the proposed Equity Incentive Plan, as amended, is set forth in Annex A hereto. Shareholders should read the Equity Incentive Plan for a full statement of its legal terms and conditions. If approved by the shareholders, the Equity Incentive Plan, as amended, will become effective as of the date of such shareholder approval. If we do not obtain requisite shareholder approval of the amended Equity Incentive Plan, the current Equity Incentive Plan (without giving effect to the proposed share increase) will remain in effect.
Item 4: Approval, on an Advisory Basis, of Named Executive Officer Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy.
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating excessive risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. In addition, the Compensation Committee believes that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives, principles and philosophies that govern the Company’s compensation decisions include:

•
Alignment with Shareholders’ Interests. Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to the value and appreciation in the value of our share price.

•
Pay for Performance. A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price. We believe our new performance share program will further strengthen the link between pay and performance.

•
Emphasis on Performance Over Time. The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent. We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.

Compensation Summary and Overview
Best Practices in Compensation Governance and Highlights of Recent Developments
We review our compensation practices and policies on an ongoing basis and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:

•
Pay for Performance. In accordance with our pay for performance philosophy, performance-based compensation comprised 85% of our Chief Executive Officer’s and 73% of our other named executive officers’ compensation for fiscal year 2012.

•
Emphasis on Performance Over Time. In accordance with our emphasis on performance over time philosophy, our compensation program for our named executive officers is designed to mitigate imprudent short-term decision making and risk taking.

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill provide, in each case, for a three-year clawback related to any after-tax portion of income realized from the exercise of their sign-on options in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

v

•
Limited Perquisites. We offer a very limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

•
Stock Ownership Requirements. Although the Company does not have a stock ownership policy for executive officers or other employees, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates. Furthermore, our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
No Excise Tax “Gross-ups”. In 2012, we amended the employment agreements of Messrs. Fusco and Miller to, among other things, eliminate excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. In 2012, the Board also approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999.

•
Performance Share Unit Program and Elimination of Stock Option Awards for 2013. The Compensation Committee approved certain changes in our compensation program by restructuring the long-term incentive program for the Company’s officers, including the named executive officers, to provide that 50% of the award opportunity, or 40% in the case of our senior vice presidents and vice presidents, is in the form of performance units that are earned (or forfeited) based on the level of achievement of a new relative total shareholder return (“TSR”) performance goal measured over a three-year period, with the remaining 50% of the award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, and eliminating stock option awards effective with the first performance share unit awards in February 2013. This program will more closely align the interests of our officers and shareholders. With this restructuring, we transitioned from a program that provided for large periodic equity awards to a steady and sustainable program of smaller annual award opportunities.

Results of the 2012 Advisory Vote on Executive Compensation (“say-on-pay”), Stockholder Feedback and Recent Modifications
At the Company’s Annual Meeting of Shareholders held in May 2012, our shareholders were asked to approve the Company’s fiscal 2011 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. We believe that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
Consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain changes in our compensation programs to further align executive pay with shareholder interests. Specifically, effective with the first performance unit awards in February 2013, our long-term incentive program will provide that 50% of the annual award opportunity, or 40% in the case of our senior vice presidents and vice presidents, will be in the form of performance units that are earned (or forfeited) based on the level of achievement of TSR over a three-year period, with the remaining 50% of the annual award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, and will eliminate stock options.
We will continue working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks at the expense of long-term results. We will continue to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believe it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency. We will continue to build upon these efforts in 2013.

Executive Compensation Elements
The primary elements of the 2012 executive compensation program are as follows:

Type	Purpose	Page Reference
Base Salary	To provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.	37
Annual Cash Incentives	To drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.	38
Long-Term Incentives
Equity grants, which historically consisted of stock options and restricted stock, directly align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price. Beginning with the first performance unit awards in February 2013, the Compensation Committee approved certain changes in the long-term incentive program for the Company’s officers, including the named executive officers, to provide that 50% of the award opportunity, or 40% in the case of our senior vice presidents and vice presidents, is in the form of performance units that are earned (or forfeited) based on the level of achievement of a TSR performance goal measured over a three-year period, with the remaining 50% of the award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, and eliminating stock option awards. This program will more closely align the interests of our officers with shareholder return performance on an absolute and relative basis, build stock ownership among our officers and motivate retention through meaningful, forfeitable accrued compensation.
		40
Post-Employment Compensation	Severance benefits are designed to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. Retirement benefits are intended to assist employees in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs.	42

2012 Executive Compensation Summary
Set forth below is the 2012 compensation for each our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Principal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	Position	($)	($)	($)	($)	($)	($)	($)
Jack A. Fusco	CEO	1,180,499	—	4,999,986	—	1,761,472	19,253	7,961,210
John B. Hill	President and COO	670,676	—	1,338,986	—	937,650	12,500	2,959,812
Zamir Rauf	EVP and CFO	558,280	—	325,169	716,249	778,211	12,500	2,390,409
W. Thaddeus Miller	EVP and CLO	771,676	—	1,524,390	—	1,067,479	14,751	3,378,296
Jim D. Deidiker	SVP and CAO	383,097	40,731	110,339	243,056	284,269	12,500	1,073,992
Gary Germeroth	Former EVP and CRO	204,337	—	80,837	178,057	—	845,238	1,308,469
2014 Annual Meeting
Deadline for shareholder proposals:    November 25, 2013

CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
Our Board of Directors (“Board” or “Board of Directors”) solicits your proxy for our 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters on May 10, 2013, at 8:00 a.m. (Central Time) at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Questions and Answers About the Annual Meeting and Voting
Why am I receiving these proxy materials?
The proxy materials include our Notice of Annual Meeting of Shareholders, proxy statement and 2012 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the Annual Meeting. Our Board of Directors has made these materials available to you in connection with the solicitation of proxies by the Board. The proxies will be used at our Annual Meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about March 25, 2013.
Our shareholders are invited to attend the Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the Internet or by telephone.
How can I access the proxy materials on the Internet?
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the Notice of Annual Meeting of Shareholders, proxy statement and 2012 annual report, via the Internet and voting via the Internet or by telephone. The Notice was mailed on or about March 25, 2013. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice provides you with instructions regarding how to:

•	view the proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.
Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who can vote?
Only shareholders of record of our common stock at the close of business on March 12, 2013 (the “record date”), may vote, either in person or by proxy, at the Annual Meeting. On the record date, we had 455,457,460 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.
How do I know if I am a beneficial owner of shares?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.

What am I voting on?
You will be voting on each of the following:

•	to elect nine directors to serve on our Board;

•	to ratify the selection of PwC to serve as our independent registered public accounting firm for the year ending December 31, 2013;

•
to approve the amendment to the 2008 Equity Incentive Plan to increase the number of shares available under the Plan and to modify the share counting provisions applicable to cash-settled equity awards under the Plan;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote for you.
How do I vote?
You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner. Refer to your Notice for instructions on voting via the Internet and carefully follow the directions.

•
By telephone. You may vote by calling the toll-free telephone number listed on your proxy card or the voting instructions form. Refer to your Notice for instructions on voting by telephone and carefully follow the directions.

•	By mail. For those shareholders who request to receive a paper proxy card or voting instructions form in the mail, you may complete, sign and return the proxy card or voting instructions form.

•
In person at the Annual Meeting. All shareholders of record may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it with your ballot to be able to vote at the Annual Meeting. Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares prior to the Annual Meeting date via the Internet, by telephone or by mail in order to record your vote promptly, as we believe voting this way is convenient.

Instructions for voting via the Internet, by telephone or by mail are also set forth on the proxy card or voting instructions form. Please follow the directions on these materials carefully.
Can I change my mind after I vote?
You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on May 9, 2013

•	Giving timely written notice to the Corporate Secretary of our Company

•	Delivering a timely later-dated proxy

•	Voting in person at the Annual Meeting
If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of March 12, 2013, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	Vote via the Internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the Annual Meeting and vote in person
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy.
If your shares are held in the name of a brokerage firm or other nominee, under rules of the NYSE, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted in connection with the selection of PwC as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.
What are broker non-votes?
A “broker non-vote” occurs when a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules.
What if I return my proxy but do not provide voting instructions?
If you hold your shares directly in your own name, and you sign and return your proxy card (including over the Internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.
What vote is required to adopt each of the proposals?
Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter.
Proposal 1. Election of Directors. Directors will be elected by a plurality of votes, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors. Brokers, banks and other financial institutions can no longer vote your stock on your behalf for the Election of Directors if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.
Proposal 2. Ratification of PwC as Auditor for 2013. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee's appointment of PwC as the Company's independent auditors for 2013. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will be counted as present and entitled to vote on the proposal.
Proposal 3. Proposal to Approve the Amendment to the 2008 Equity Incentive Plan to Increase the Number of Shares Available Under the Plan and to Modify the Share Counting Provisions Applicable to Cash-Settled Equity Awards Under the Plan. Approval of the amendment to the Equity Incentive Plan requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. In addition, the New York Stock Exchange (“NYSE”) listing standards require that the total votes cast on the proposal to approve the amendment to the Equity Incentive Plan represent more than 50% of all the shares of the Company's capital stock entitled to vote on this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this amendment. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.
Proposal 4. Advisory Resolution to Approve Named Executive Officer Compensation. Approval of the advisory resolution to approve named executive officer compensation requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
When will the voting results be announced?
We will announce preliminary voting results at the Annual Meeting. We will report final results on our website at www.calpine.com and in a filing with the SEC on a Form 8-K.
Annual Meeting Admission
Only shareholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Calpine Corporation stock ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding stock in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.
Expenses of Solicitation
We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may retain outside solicitors to assist in the solicitation of proxies. Any expenses incurred in connection with the use of outside solicitors will be paid by us.
Householding
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2012 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2012 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, attention: Investor Relations, or call us at (713) 830-2000.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Upon recommendation of our Nominating and Governance Committee, our Board has nominated nine directors to serve on our Board of Directors until the 2014 Annual Meeting of Shareholders and until their successors have been elected and qualified. Eight of the nine nominees listed below currently serve on our Board of Directors; seven of those eight nominees are non-management directors and one serves as the Chief Executive Officer of the Company. Mr. Oberndorf, who was elected to serve as director by our shareholders at the annual meeting in 2012, will not stand for re-election at the next Annual Meeting. Our Board has nominated Michael W. Hofmann to serve as a member of the Board beginning in 2013. In approving this nomination, the Board considered the recommendation of the Nominating and Governance Committee and evaluated Mr. Hofmann's professional experience, skills and qualifications in light of the Board’s overall composition, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds and determined that he would be a valuable member of the Board. The size of our Board is currently set at nine members and our directors are authorized to fill any vacancy on the Board.
If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, the persons named as proxy holders will vote your proxy for the election of such substitute candidate as may be designated by the Board of Directors in accordance with Article III of our bylaws to fill the vacancy. The Board of Directors has no reason to believe any of the nominees will be unable or unwilling to serve if elected.
Our bylaws provide that the affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the nine nominees receiving the highest numbers of “FOR” votes at the Annual Meeting by the holders of shares of our common stock will be elected as directors.
The Board of Directors recommends you vote “FOR” each of the nominees described below.
Set forth in the table below is a list of our directors, together with certain biographical information, including their ages as of the date of this proxy statement.

Name	Age	Principal Occupation
Frank Cassidy	66	Retired President and Chief Operating Officer, PSEG Power LLC
Jack A. Fusco	50	Chief Executive Officer, Calpine Corporation
Robert C. Hinckley	65	Chairman and Managing Director, MCL Intellectual Property LLC
Michael W. Hofmann	54	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.
David C. Merritt	58	President, BC Partners, Inc.
W. Benjamin Moreland	49	President and Chief Executive Officer, Crown Castle International Corp.
Robert A. Mosbacher, Jr.	61	Chairman, Mosbacher Energy Company
Denise M. O’Leary	55	Private Venture Capital Investor
J. Stuart Ryan	54	Chief Executive Officer, Aggregates USA and Founding Owner and President, Rydout, LLC
Frank Cassidy became a director of the Company on January 31, 2008. From 1969 to his retirement in 2007, Mr. Cassidy was employed at Public Service Enterprise Group, Inc. (“PSEG”), an energy and energy services company. From 1999 to 2007, Mr. Cassidy served as President and Chief Operating Officer of PSEG Power LLC, the wholesale energy subsidiary of PSEG. From 1996 to 1999, Mr. Cassidy was President and Chief Executive Officer of PSEG Energy Technologies, Inc. Prior to 1996, Mr. Cassidy held various positions of increasing responsibility at the Public Service Electric and Gas Company. Mr. Cassidy obtained a Bachelor of Science degree in Electrical Engineering from the New Jersey Institute of Technology and a Master of Business Administration degree from Rutgers University. Mr. Cassidy is the Chairman of the Compensation Committee. Mr. Cassidy’s almost 40 years of diversified experience in the power generation and energy industries in various positions of increasing responsibility with PSEG provide him with strong insight, particularly with regard to power operations, power sector strategy, management and corporate governance matters, and make him a qualified member of our Board and effective Chairman of our Compensation Committee.

Jack A. Fusco has served as our Chief Executive Officer and as a member of its Board of Directors since August 10, 2008. He previously served as our President from August 2008 to December 2012. From July 2004 to February 2006, Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco LLC. From 2002 through July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. From November 1998 until February 2002, he served as President and Chief Executive Officer of Orion Power Holdings, Inc. Prior to his founding of Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman Sachs, Mr. Fusco was employed by Pacific Gas & Electric Company or its affiliates in various engineering and management roles for approximately 13 years. Mr. Fusco obtained a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento. Mr. Fusco served as a director on the board of Foster Wheeler Ltd., a global engineering and construction contractor and power equipment supplier, until February 2009 and Graphics Packaging Holdings, a paper and packaging company, until 2008. Mr. Fusco’s current management and leadership roles in the operation of Calpine Corporation coupled with more than 30 years of experience in the power industry, including as former Chief Executive Officer of two independent power companies, provide him with strong insight, particularly with regard to commercial and power operations, power sector strategy, commodities and management matters and make Mr. Fusco a valuable member of our Board.
Robert C. Hinckley became a director of the Company on January 31, 2008. From 1999 to 2001, Mr. Hinckley was an advisor to Xilinx, Inc., a supplier of programmable logic devices, and from 1991 to 1999 he was the Vice President, Strategic Plans and Programs as well as General Counsel and Secretary of Xilinx, Inc. In 1994, he also served as Xilinx’s Chief Operating Officer. Prior to joining Xilinx, Mr. Hinckley was the Senior Vice President and Chief Financial Officer of Spectra Physics, Inc. Mr. Hinckley spent 11 years on active duty in the U.S. Navy. Mr. Hinckley obtained a Bachelor of Science degree from the U.S. Naval Academy. Mr. Hinckley is an adjunct Professor of Law at Tulane Law School and is a member of the Law School Dean’s Advisory Board. He earned his Juris Doctorate degree from Tulane University Law School. Mr. Hinckley currently serves as the Chairman and Managing Director of MCL Intellectual Property LLC and participates as a member of the board of directors and advisory boards of several privately held companies. Mr. Hinckley is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Hinckley’s legal expertise, including service as corporate general counsel and as a member of other boards of directors provide him with strong insight, particularly with regard to legal and corporate governance matters, and make him a valuable member of our Board and of our Audit Committee and Nominating and Governance Committee.
Michael W. Hofmann has been nominated for election as a member of our Board and, if elected by our shareholders, will begin his term on May 10, 2013. From 1991 until his retirement in 2012, Mr. Hofmann was employed in various capacities at Koch Industries, Inc. (“Koch”), one of the largest private companies in America active in refining, chemicals and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; commodity trading and services; minerals; ranching; and investments. From 2005 until 2012, Mr. Hofmann served as Vice President and Chief Risk Officer at Koch and also held the position of Chief Risk Officer since 2000 after serving as Chief Market Risk Officer during 1999. Prior to 1999, Mr. Hofmann held various positions of increasing responsibility at Koch, including in its commodity trading operations. Before joining Koch, he had a seven-year audit career with KPMG Peat Marwick. Mr. Hofmann previously served as a member of the economic advisory council for the Federal Reserve Bank of Kansas City and is a member of the Board of Trustees of the Global Association of Risk Professionals, a globally recognized membership association for risk managers. Mr. Hofmann obtained a Master of Business Administration degree as well as a Bachelor of Business Administration degree in Accounting from Wichita State University. Mr. Hofmann's knowledge and expertise in enterprise risk management and commodity trading operations developed during his 21 years at Koch provide him with strong insight, particularly with regard to strategy, commodities, finance and valuation matters and would make him a valuable member of our Board.
David C. Merritt became a director of the Company on February 8, 2006. Mr. Merritt is President and owner of BC Partners, Inc. and served as Senior Vice President and Chief Financial Officer of iCRETE LLC from October 2007 to March 12, 2009. Mr. Merritt was an audit and consulting partner of KPMG LLP from 1985 to 1999. Mr. Merritt also serves as a director of Outdoor Channel Holdings, Inc., where he serves as a member of the Audit Committee and Charter Communications, Inc., where he also serves as a member of the Audit Committee. Mr. Merritt obtained a Bachelor of Science degree in Business and Accounting from California State University, Northridge. Mr. Merritt’s knowledge and expertise in accounting developed during his 14 years as a partner in a major accounting firm and his service on other boards of directors, including as chairman of other board audit committees provide him with strong insight, particularly with regard to accounting and financial matters, and make him a valuable member of the Board and effective Chairman of our Audit Committee.
W. Benjamin Moreland became a director of the Company on January 31, 2008. Since 1999, Mr. Moreland has been employed by Crown Castle International Corp., a provider of wireless communications infrastructure in Australia, Puerto Rico and the U.S., in various capacities, including his current position as President and Chief Executive Officer and, prior to that, as Executive Vice President and Chief Financial Officer. Mr. Moreland is also a director at Crown Castle International. Prior to joining Crown Castle International, he held various positions in corporate finance and real estate investment banking with Chase Manhattan Bank from 1984 to 1999. Mr. Moreland obtained a Bachelor of Business Administration degree from the University of Texas and a Master of Business Administration degree from the University of Houston. Mr. Moreland is a member of the Audit Committee.

Mr. Moreland’s successful leadership and executive experience as a Chief Executive Officer and Chief Financial Officer provide him with strong insight, particularly with regard to finance, equity markets, valuation and management matters, and make him a valuable member of our Board and of our Audit Committee.
Robert A. Mosbacher, Jr. has been a director of the Company since February 11, 2009. Mr. Mosbacher is the Chairman of Mosbacher Energy Company, a privately-held independent oil and gas exploration and production company located in Houston, Texas. Prior to that, Mr. Mosbacher was appointed by President George W. Bush in 2005 as the President and Chief Executive Officer of the Overseas Private Investment Corporation (“OPIC”), an independent U.S. government agency that helps small, medium and large American businesses expand into developing nations and emerging markets around the globe; he served in that position through January 2009. From 1986 until 2005, he served as President and Chief Executive Officer of Mosbacher Energy Company. From 1995 to 2003, Mr. Mosbacher also served as Vice Chairman of Mosbacher Power Group LLC. From August 1999 to October 2005, Mr. Mosbacher served as a Director of the Devon Energy Corporation. He also served on Devon’s Compensation Committee from June 2003 to October 2005. In April 2009, Mr. Mosbacher resumed his role as a director of Devon, and in June 2009 he resumed his role as a member of Devon’s Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher obtained a Bachelor of Arts degree in Political Science from Georgetown University and a Juris Doctorate from Southern Methodist University. Mr. Mosbacher is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher’s extensive and varied management experience in the energy sector including natural gas and independent power generation, his experience with the Federal government at OPIC, and his service as a member of other boards and board committees provide him with strong insight, particularly with regard to energy, management and government and community relations matters, and make him a valuable member of our Board and of our Compensation Committee and Nominating and Governance Committee.
Denise M. O’Leary became a director of the Company on January 31, 2008. Since 1996, she has been a private venture capital investor in a variety of early stage companies. From 1983 to 1996, Ms. O’Leary was an associate, then general partner, at Menlo Ventures, a venture capital firm providing long-term capital and management services to development stage companies. From 2002 to 2006, Ms. O’Leary was a member of the Board of Directors of Chiron Corporation, at which time the company was sold to Novartis AG. Ms. O’Leary is also a director of U.S. Airways Group, Inc., where she serves as a member of the Compensation Committee, and Medtronic, Inc., where she also serves as a member of the Compensation Committee. She obtained a Bachelor of Science degree in Industrial Engineering from Stanford University and obtained a Master in Business Administration from Harvard Business School. Ms. O’Leary is the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Ms. O’Leary’s knowledge and understanding of capital markets as a result of her experiences as a venture capital investor as well as her experience serving as a director and member of committees of other boards of directors provide her with strong insight, particularly with regard to corporate governance, ethics and financial matters, and make her a valuable member of our Board and of our Compensation Committee and Chair of our Nominating and Governance Committee.
J. Stuart Ryan became a director of the Company on January 31, 2008. In July 2011, Mr. Ryan became the Chief Executive Officer of Aggregates USA. He is also the founding owner and President of Rydout, LLC, a private investment firm focused on the energy and power industries since February 2003. He also has been a venture partner with SPO Advisory Corp. since 2003. From 1986 through 2003, Mr. Ryan held various management positions with The AES Corporation, a global power company, including Executive Vice President from February 2000 and Chief Operating Officer from February 2002. Mr. Ryan earned a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard University. Mr. Ryan serves on the Lehigh University Board of Trustees and its Engineering Advisory Counsel. Mr. Ryan was appointed Chairman of the Board effective November 3, 2010. Mr. Ryan is also a member of the Nominating and Governance Committee. Mr. Ryan’s extensive industry knowledge and experience spanning more than 20 years in the power and energy industries provide him with strong insight, particularly with regard to power sector, strategy, commodities, management and financial matters, and make him an effective Chairman of our Board and a valuable member of our Nominating and Governance Committee.
BOARD MEETINGS AND BOARD COMMITTEE INFORMATION
Meetings
During 2012, the Board of Directors held four meetings. In 2012, all directors attended at least 75% of the aggregate of meetings of the Board and the committees on which they served. It is our policy that all members of our Board attend our Annual Meetings of Shareholders. Each director attended our 2012 Annual Meeting. From time to time, the Board will create special committees to address specific matters such as financial or corporate transactions. During 2012, the Board held five special committee meetings to address various ad hoc corporate matters.

Committees and Committee Charters
Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter of each of these Committees is available on our website at www.calpine.com/about/oc_corpgov_committees.asp. You may also request printed copies of the charter(s) by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.
The following table identifies the individual members of our Board serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Cassidy	—	Chair	—
Jack A. Fusco	—	—	—
Robert C. Hinckley	X	—	X
David C. Merritt	Chair	—	—
W. Benjamin Moreland	X	—	—
Robert A. Mosbacher, Jr.	—	X	X
William E. Oberndorf(1)	—	X	—
Denise M. O’Leary	—	X	Chair
J. Stuart Ryan	—	—	X
______________

(1)	Mr. Oberndorf will not stand for re-election at the Annual Meeting.
Audit Committee
The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. In 2012, the Audit Committee held seven meetings.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare an audit report, to perform other audits, and to perform review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee. Annually, the Audit Committee recommends that the Board request shareholder ratification of the appointment of the independent registered public accounting firm. The Audit Committee also has direct responsibility to retain, evaluate and, when appropriate, to terminate the independent registered public accounting firm. The Audit Committee is also responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm.
The Audit Committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our chief accounting officer has direct access to the Audit Committee. The Audit Committee also oversees the operation of our internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accounting firm. The Audit Committee is also responsible for determining whether any waiver of our Code of Conduct will be permitted, and for reviewing and determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.
The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of the Audit Committee has sufficient knowledge and understanding of the Company’s financial statements to serve on the Audit Committee and is financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has further determined that each member of the Audit Committee satisfies the definition of “audit committee financial expert” as defined under the federal securities laws.

Compensation Committee
The Compensation Committee meets a minimum of four times a year and holds additional meetings as it deems necessary to perform its responsibilities. In 2012, the Compensation Committee held four meetings.
The Compensation Committee has authority for reviewing and approval of total compensation, including determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers. The Compensation Committee is responsible for administering our equity plans, including reviewing and granting equity awards to our executive officers. It also establishes and evaluates the achievement of any related performance goals. The Compensation Committee’s recommendations concerning equity plans are subject to approval of our entire Board.
The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the Compensation Committee has overall responsibility for executive compensation matters, as specified in its charter, the Compensation Committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our Board in executive session and solicits their input prior to finalizing its conclusions.
The Compensation Committee is also generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs.
As further described in the Compensation Discussion and Analysis section of this proxy statement, our management provides information, analysis and recommendations for the Compensation Committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management may participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, the Compensation Discussion and Analysis addresses the role of management and of the Compensation Committee’s independent compensation advisor, Meridian Compensation Partners, LLC, in determining and recommending executive compensation. The responsibilities and activities of the Compensation Committee are further described under “Compensation Discussion & Analysis” and, “Report of the Compensation Committee” and in the Compensation Committee charter.
Our Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Nominating and Governance Committee and Director Nominations
The Nominating and Governance Committee meets a minimum of four times a year and holds such additional meetings as it deems necessary to perform its responsibilities. In 2012, the Nominating and Governance Committee held four meetings.
The Nominating and Governance Committee’s principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with the criteria established by the Board for director candidates, and to recommend to the Board nominees for directors for the next Annual Meeting of Shareholders and to fill vacancies on the Board.
In carrying out its responsibilities, the Nominating and Governance Committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the Nominating and Governance Committee, c/o Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. When considering a person to be recommended for nomination as a director, the Nominating and Governance Committee evaluates, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board (in all aspects of that term) and the candidate’s ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations).
The Nominating and Governance Committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives, which promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board. In the Board’s executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board’s composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Nominating and Governance Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board.
Our Nominating and Governance Committee also reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board. The Nominating and Governance Committee also oversees evaluations of the Board and committees of the Board and, unless performed by the Compensation Committee, our senior managers.
Finally, the Nominating and Governance Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate. See “Corporate Governance Matters — Corporate Governance Guidelines.” The responsibilities and activities of the Nominating and Governance Committee are further described in the Nominating and Governance Committee charter.
Our Board of Directors has determined that the Nominating and Governance Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
On behalf of the Board of Directors of Calpine Corporation (the “Company”), the Audit Committee oversees the operation of the Company’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. The Audit Committee’s function is one of oversight, recognizing that the Company’s management is responsible for preparing its financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.
Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2012, and management’s assessment of internal control over financial reporting as of December 31, 2012.
The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61 (as amended), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures in the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s independence and has discussed with PwC their independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2012, be included in its annual report on Form 10-K for the fiscal year then ended. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm and has asked the shareholders to ratify the selection.
David C. Merritt (Chair)
Robert C. Hinckley
W. Benjamin Moreland
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses of non-management directors, communications between shareholders and directors, Board committee structures and assignments and review and approval of related person transactions. A copy of our Corporate Governance Guidelines is available on our website at www.calpine.com/about/oc_corpgov.asp. You may also request a printed copy of the guidelines free of charge by sending a written request to our Corporate Secretary at the address on the cover of this proxy statement.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the optimal Board leadership structure may vary as circumstances warrant. Upon emergence from Chapter 11 bankruptcy in 2008, the newly constituted Board believed that the interests of Calpine and its shareholders would be better served by separating the positions of Chief Executive Officer and Chairman of the Board. The Board believed as the Company transitioned from Chapter 11 bankruptcy it would be important to have:

•	the Chief Executive Officer and management focused on managing the business and strategic direction of the Company;

•	the Board of Directors providing independent oversight of management and the Chief Executive Officer; and

•	the Chairman of the Board of Directors providing leadership and guidance to the Board in all aspects of the Board’s work.
At present, the Board has chosen to continue separating the two roles as our current leadership structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis, particularly given the continuing concentration of ownership between our two major shareholders. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual. The Board periodically evaluates whether the Board leadership structure should be changed in light of specific circumstances applicable to us.
As further described below, on December 21, 2012, the Board approved an amendment to the executive employment agreement, dated August 10, 2008, by and between the Company and Jack A. Fusco, our Chief Executive Officer, pursuant to which, among other things, Mr. Fusco resigned as the Company’s President, and will continue to serve as the Company’s Chief Executive Officer and a member of the Board through the Company’s annual meeting of shareholders in May 2014. Thereafter, Mr. Fusco will resign as the Company’s Chief Executive Officer and will continue to be employed as the Company’s Executive Chairman through December 31, 2015. In approving the amendments to Mr. Fusco’s employment agreement, the Board sought to enable us to take advantage of Mr. Fusco’s in-depth knowledge of the Company, thus ensuring a smooth transition within the Company’s new leadership team following Mr. Fusco’s resignation as the Chief Executive Officer and appointment as the Executive Chairman of the Board in May 2014.
Director Independence
Our independent directors and nominees are: Frank Cassidy, Robert C. Hinckley, David C. Merritt, W. Benjamin Moreland, Robert A. Mosbacher, Jr., William E. Oberndorf (Mr. Oberndorf will not stand for re-election at the Annual Meeting), Denise M. O’Leary, J. Stuart Ryan and Michael W. Hofmann. With eight independent directors out of nine total directors in 2012, the Board has satisfied its objective as set forth in the Corporate Governance Guidelines to have at least two-thirds of the Board consist of independent directors, as well as NYSE listing standards requiring that at least a majority of the Board consist of independent directors.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board considers the following transactions, relationships and arrangements in determining director independence (which are included in our Corporate Governance Guidelines). Under these guidelines, a member of the Board of Directors may be considered independent if such member:

•	has not been employed by the Company within the last three years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer);

•	does not have an immediate family member who is, or has been, employed by the Company as an executive officer within the last three years;

•
has not received, and does not have an immediate family member who has received, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than for services as a member of the Board of Directors or compensation for prior service (including pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); provided that, compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test; provided further that, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;

•
(A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit; and (D) is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on Company’s audit within such time;

•
is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, employed as an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served as a member of such public company’s compensation committee;

•
is not, and has not been within the last three years, an employee of a significant customer or supplier of the Company, including any company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, and does not have an immediate family member who is, or has been within the last three years, an executive officer of such a significant customer or supplier; provided that contributions to not for profit organizations shall not be considered payments for purposes of this test;

•	has not had any of the relationships described above with any affiliate of the Company; and

•	has no other material relationship which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.
Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by any exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board of Directors is required to promptly advise the Chairman of the Board (or the Lead Director if one has been appointed as described below) and the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member’s independence.
In reaching its determinations, the Board reviewed the categorical standards listed above, the corporate governance rules of the NYSE and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard. In particular, in determining that Mr. Ryan is an independent director, the Board considered the beneficial ownership of shares by such director, or entities deemed to be controlled by such director or by which such director is employed or is otherwise related (other than shares or options to purchase shares granted to such director as compensation for his services as director), including the fact that Mr. Ryan is affiliated with a shareholder that holds approximately 12.9% of the common stock of Calpine. In this context, the Board reviewed the NYSE’s position that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.
Code of Conduct and Ethics
Our Code of Conduct and Corporate Governance Guidelines regulate related party transactions and apply to all directors, officers and employees. The Code of Conduct requires that each individual deal fairly, honestly and constructively with governmental and regulatory bodies, customers, suppliers and competitors. It prohibits any individual’s taking unfair advantage through manipulation, concealment, abuse of privileged information or misrepresentation of material facts. Further, it imposes an express duty to act in the best interests of the Company and to avoid influences, interests or relationships that could give rise to an actual or apparent conflict of interest. If any question as to a potential conflict of interest arises, employees are directed to notify their supervisors and the Chief Legal Officer and, in the case of directors and the Chief Executive Officer, the Audit Committee of our Board of Directors. We require our executives to comply with our Code of Conduct as a condition of employment.
Our Code of Conduct also prohibits directors, officers and employees from competing with us, using Company property or information, or such employee’s position, for personal gain, and taking corporate opportunities for personal gain. Waivers of our Code of Conduct must be explicit. The director, officer or employee seeking a waiver must provide his supervisor and the Chief Legal Officer with all pertinent information and, if the Chief Legal Officer recommends approval of a waiver, it shall present such information and the recommendation to the Audit Committee of our Board of Directors. A waiver may only be granted if (i) the Audit Committee is satisfied that all relevant information has been provided and (ii) adequate controls have been instituted to assure that the interests of the Company remain protected. In the case of our Chief Executive Officer and our directors, any waiver must also be approved by both the Audit Committee and the Nominating and Governance Committee. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including posting on our website, as soon as practicable. We granted no waivers under our Code of Conduct in 2012. The Code of Conduct is posted on our website at http://www.calpine.com/about/oc_corpgov.asp. We intend to post any amendments and any waivers of our Code of Conduct on our website within four business days.
Business Relationships and Related Person Transactions Policy
We have adopted a written policy regarding approval requirements for related person transactions. Under our related person transactions policy, our Chief Legal Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the relevant facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. Under our policy, transactions (i) that involve directors, director nominees, executive officers, significant shareholders or other “related persons” in which the Company is or will be a participant and (ii) of the type that must be disclosed under the SEC’s rules must be referred by the Chief Legal Officer to our Audit Committee for the purpose of determining whether such transactions are in the best interests of the Company. Under our policy, it is the responsibility of the individual directors, director nominees, executive officers and holders of five percent or more of the Company’s Common Stock to promptly report to our Chief Legal Officer all proposed or existing transactions in which the Company and they, or any related person of theirs, are parties or participants. The Chief Legal Officer (or the Chief Executive Officer, in the event the transaction in question involves the Chief Legal Officer or a related person of the Chief Legal Officer) is then required to furnish to the Chairman of the Audit Committee reports relating to any transaction that, in the Chief Legal Officer’s judgment, may require reporting pursuant to the SEC’s rules or may otherwise be the type of transaction that should be brought to the attention of the Audit Committee. The Audit Committee considers material facts and circumstances concerning the transaction in question, consults with counsel and other advisors as it deems advisable and makes a determination or recommendation to the Board of Directors and appropriate officers of the Company with respect to the transaction in question. In its review, the Audit Committee considers the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company and any other matters deemed important or relevant. Upon receipt of the Audit Committee’s recommendation, the Board of Directors or officers take such action as deemed appropriate in light of their respective responsibilities under applicable laws and regulations.
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board
Our Corporate Governance Guidelines provide that a Chairman will be selected annually by a majority of the entire Board of Directors. The Chairman is to be selected from among the management and non-management members of the Board of Directors, including the Chief Executive Officer, provided that, if the Board of Directors determines that it is appropriate to have, and selects, a Chairman that is not independent, the Board of Directors shall select a Lead Director from among the members of the Board of Directors who are determined by the Board of Directors to be independent and who have served a minimum of one year as a director. If the Lead Director is not present at any meeting of the Board of Directors, a majority of the independent members of the Board of Directors present will select an independent member of the Board of Directors to act as Lead Director for the purpose and duration of such meeting. The Chairman and the Lead Director, if any, have such clearly delineated duties and responsibilities as set forth in our Corporate Governance Guidelines. Mr. Ryan is our current Chairman.
Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. Our Corporate Governance Guidelines also require that, at least once each year, the independent members of the Board of Directors meet in executive session.

A majority of our independent directors has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by shareholders and other interested persons to our Board of Directors. Such communications may be addressed to:
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attn: Corporate Secretary
Interested parties may also send communications by e-mail addressed to the Board, individual director(s) or committee (s) at Board_of_Directors@calpine.com.
Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board, a committee or any individual director. If, upon opening any correspondence, the Corporate Secretary determines that it contains materials unrelated to the business or operations of the Company or to the Board’s functions, including magazines, solicitations or advertisements, the contents may be discarded.
Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman (or Lead Director) by letter to the above address, marked for the attention of the Chairman or Lead Director, as applicable. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.
The Board’s Role in Risk Oversight
In the normal course of its business, Calpine is exposed to a variety of risks, including (i) financial risks relating to changes in commodity prices and interest rates, (ii) operational risks, including long-term changes in commodity prices, risks of changing technology affecting the Company’s resource base, governmental policy decisions, and increasing competition from renewable sources of power generation, (iii) legislative and regulatory risks, including those related to climate change and air emissions, and (iv) general economic, credit and investment risks.
The full Board of Directors oversees the Company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the Company’s business. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies.
The Company has a Risk Management Committee, chaired by the Chief Risk Officer, consisting of key operating, finance, legal and control executives. The committee meets throughout the year to review risk exposures and controls. At least annually, the Chief Risk Officer presents a comprehensive review of the Company’s corporate risk policy to the full Board of Directors, discussing the risk control organization and risk control practices. The full Board of Directors also receives updates at other meetings during the year on any particular matters relating to risk controls that management believes need to be brought to the attention of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of February 28, 2013, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of February 28, 2013, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Calpine Corporation, Suite 1000, 717 Texas Avenue, Houston, Texas 77002.

Name	Common Shares Beneficially Owned(1)	Shares Individuals Have the Right to Acquire Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Class
SPO Advisory Corp.(2)	59,129,637	23,802	59,153,439	12.9%
Luminus Management LLC(3)	54,547,851	—	54,547,851	11.9%
T. Rowe Price Associates, Inc.(4)	38,919,030	—	38,919,030	8.5%
RS Investment Management Co. LLC(5)	29,806,053	—	29,806,053	6.5%
Jack A. Fusco(6)	912,264	4,615,200	5,527,464	1.2%
John B. Hill(7)	172,149	1,151,786	1,323,935	*
Zamir Rauf(8)	93,810	214,863	308,673	*
W. Thaddeus Miller(9)	278,062	1,442,400	1,720,462	*
Jim D. Deidiker(10)	27,952	89,963	117,915	*
Gary M. Germeroth(11)	7,897	—	7,897	*
Frank Cassidy(12)	25,803	—	25,803	*
Robert C. Hinckley(12)	27,035	—	27,035	*
David C. Merritt(12)	10,480	15,323	25,803	*
W. Benjamin Moreland(12)	16,847	8,956	25,803	*
Robert A. Mosbacher, Jr.(12)	20,774	—	20,774	*
William E. Oberndorf (12)(13)	28,700	5,451	34,151	*
Denise M. O’Leary(12)	19,436	6,367	25,803	*
J. Stuart Ryan(2)(12)(14)	59,013,737	23,802	59,037,539	12.9%
Michael W. Hofmann(15)	—	—	—	*
All executive officers and directors as a group (13 persons)(16)	60,647,049	7,574,111	68,221,160	14.7%
_____________

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 456,843,388 shares of common stock are considered to be outstanding on February 28, 2013, pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	According to filings made with the SEC, SPO Advisory Corp. possesses shared voting and dispositive power over such shares with the following reporting persons:

Reporting Person	Number of Shares with Sole Voting and Dispositive Power	Number of Shares with Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
SPO Partners II, L.P.	53,729,212	—	53,729,212	11.8%
SPO Partners II Co-Investment Partnership, L.P.	3,225,200	—	3,225,200	*
SPO Advisory Partners, L.P.	56,954,412	—	56,954,412	12.5%
San Francisco Partners, L.P.	2,054,296	—	2,054,296	*
SF Advisory Partners, L.P.	2,054,296	—	2,054,296	*
John H. Scully	111,600	59,008,708	59,120,308	12.9%
Edward H. McDermott	4,300	59,008,708	59,013,008	12.9%
J. Stuart Ryan(a)	28,831	59,008,708	59,037,539	12.9%
Phoebe Snow Foundation, Inc.	107,800	—	107,800	*
_____________

*	Less than 1%.

(a)
The 28,831 shares with sole voting and dispositive power reported and the total shares reported includes 8,956, 6,367 and 8,479 restricted stock units received by Mr. Ryan on May 7, 2009, May 19, 2010 and May 11, 2011, respectively, as compensation for serving as a director during 2009, 2010 and 2011 pursuant to the Director Plan. The awards vested on May 7, 2010, May 10, 2011 and May 11, 2012, but Mr. Ryan elected to defer the distribution dates until June 2, 2016, December 15, 2017 and December 15, 2018, respectively. These amounts do not include awards of 5,166 and 2,870 restricted stock units granted to Mr. Ryan on May 15, 2012, for which vesting has not yet occurred and will not occur within the next 60 days of February 28, 2013. Also includes 5,029 shares of Calpine common stock directly owned by Mr. Ryan as compensation for serving as a director in 2008. See footnote 12 of Security Ownership of Certain Beneficial Owners for more information. Shares included under “Number of Shares with Shared Voting and Dispositive Power” represent shares over which Mr. Ryan has shared dispositive power.

According to filings with the SEC, the principal business address of SPO Advisory Corp. is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941.

(3)	According to filings made with the SEC, Luminus Management LLC possesses shared voting and dispositive power over such shares with the following reporting persons:

Reporting Person	Number of Shares with Sole Voting and Dispositive Power	Number of Shares with Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Luminus Management, LLC	—	54,547,851	54,547,851	11.9%
LSP Cal Holdings I, LLC	—	54,547,851	54,547,851	11.9%
LSP Cal Holdings II, LLC	—	54,547,851	54,547,851	11.9%
LS Power Partners, L.P.	—	54,547,851	54,547,851	11.9%
LS Power Partners II, L.P.	—	54,547,851	54,547,851	11.9%
Vega Asset Partners, L.P.	—	54,547,851	54,547,851	11.9%
Vega Energy GP, LLC	—	54,547,851	54,547,851	11.9%
Luminus Energy Partners Master Fund, Ltd.	—	54,547,851	54,547,851	11.9%
Farrington Capital, L.P.	—	54,547,851	54,547,851	11.9%
Farrington Management, LLC	—	54,547,851	54,547,851	11.9%
According to filings made with the SEC, the principal business address of each of Luminus Management, LLC, Vega Asset Partners, L.P. and Luminus Energy Partners Master Fund, Ltd. is 1700 Broadway, 38th Floor, New York, NY 10019 and the principal business address of each of LSP Cal Holdings I, LLC, LSP Cal Holdings II, LLC, LS Power Partners, L.P. and LS Power Partners II, L.P. is 1700 Broadway, 35th Floor, New York, NY 10019. No address was provided for Farrington Capital, LP, Farrington Management, LLC or Vega Energy GP, LLC.

(4)
According to filings with the SEC, T. Rowe Price Associates, Inc. (“Price Associates”) possesses sole voting power over 9,680,600 shares and sole dispositive power over 38,919,030 shares. These securities are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to filings made with the SEC, the principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by Price Associates.

(5)
According to filings with the SEC, RS Investment Management Co. LLC (“RS”) possesses shared voting power over 28,982,014 shares and shared dispositive power over 29,806,053 shares. According to their website, the principal business address of RS is 388 Market Street, Suite 1700, San Francisco, California 94111. RS may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by RS.

(6)
Of the total shares reported, 500,000 shares are owned by Fusco Energy Investment LLP and may be deemed to be beneficially owned by Mr. Fusco as the General Partner thereof. Mr. Fusco has the right to acquire 4,615,200 vested option shares (860,000 shares, 1,016,800 shares, 1,148,000 shares, 1,290,400 shares and 300,000 shares at exercise prices of $15.99, $19.19, $21.59, $23.99 and $9.49 per share, respectively). Includes 412,264 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Fusco has voting but not dispositive power.

(7)
Of the total shares reported, Mr. Hill has the right to acquire 1,151,786 vested option shares (209,666 shares, 247,936 shares, 279,764 shares, 314,420 shares, and 100,000 shares at exercise prices of $18.00, $21.60, $24.30, $27.00 and $9.49 per share, respectively). Includes 111,404 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Hill has voting but not dispositive power.

(8)
Of the total shares reported, Mr. Rauf has the right to acquire 214,863 vested option shares (23,200 shares, 21,700 shares, 100,000 shares, and 69,963 shares at exercise prices of $16.90, $18.38, $8.01, and $11.24 per share, respectively). Includes 52,510 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Rauf has voting but not dispositive power.

(9)
Of the total shares reported, includes 150 shares held directly by Mr. Miller; 126,830 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Miller has voting but not dispositive power; 60,772 shares owned by grantor retained annuity trusts that may be deemed to be beneficially owned by Mr. Miller as the sole recipient of the annuity payments and the trustee of such trusts; and 90,310 shares owned by separate trusts of which Mr. Miller’s children are respective beneficiaries and Mr. Miller and his spouse serve as trustees, and therefore that may be deemed to be indirectly beneficially owned by Mr. Miller. Of the total shares reported, Mr. Miller has the right to acquire 1,442,400 vested option shares (276,000 shares, 315,200 shares, 354,400 shares, 396,800 shares, and 100,000 shares at exercise prices of $16.60, $19.19, $21.59, $23.99 and $9.49 per share, respectively).

(10)
Of the total shares reported, Mr. Deidiker has the right to acquire 89,963 vested option shares (50,000 shares and 39,963 shares at exercise prices of $8.25 and $11.24 per share, respectively). Includes 26,952 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Deidiker has voting but not dispositive power.

(11)
Mr. Germeroth served as our Executive Vice President and Chief Risk Officer until September 2012. See “Executive Compensation — Quantification of Potential Payments Upon Termination or Change in Control” for more information.

(12)
On May 7, 2009, each non-employee member of the Board of Directors received an award of 8,956 restricted stock units pursuant to the Director Plan, vesting on May 7, 2010. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to June 30, 2014, Mr. Moreland - to May 1, 2013, and Mr. Ryan - to June 2, 2016. On May 19, 2010, each non-employee member of the Board of Directors received an award of 6,367 restricted stock units pursuant to the Director Plan, vesting on May 10, 2011. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to May 19, 2015, Ms. O’Leary - to June 2, 2017, and Mr. Ryan - to December 15, 2017. On May 11, 2011, each non-employee member of the Board of Directors received an annual award of 5,451 restricted stock units and Mr. Ryan received an additional award of 3,028 restricted stock units pursuant to the Director Plan, vesting on May 11, 2012. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Messrs. Oberndorf and Ryan - December 15, 2018. Includes 5,029 shares held by Messrs. Cassidy, Hinckley, Ryan, Merritt and Moreland and Ms. O’Leary received as compensation for serving as a director in 2008. All restricted stock units awarded to our directors will be automatically distributed on their elected distribution dates, subject to an earlier distribution upon termination of the director’s service on the Board of Directors. Also includes 149 shares received by Mr. Hinckley in respect of certain claims pursuant to the Company’s Plan of Reorganization.

(13)
Effective March 31, 2012, Mr. Oberndorf liquidated his controlling interest in SPO Advisory Corp. Consequently, he no longer holds an ownership interest in SPO Advisory Corp. and is no longer deemed to beneficially own shares owned by SPO Advisory Corp. Includes 28,700 shares held in Mr. Oberndorf’s individual retirement account which is self-directed.

(14)
Of these shares, 59,008,708 shares may be deemed to be beneficially owned by Mr. Ryan solely in his capacity as an advisor to SPO Advisory Corp. Mr. Ryan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See footnote 2 for additional information. See footnote 12 for additional information regarding restricted stock units.

(15)	Michael W. Hofmann has been nominated for election as a member of our Board and, if elected by our shareholders, will begin his term on May 10, 2013.

(16)
Includes holdings of Mr. Oberndorf, who will not stand for re-election as director at the next Annual Meeting. Excludes holdings of Mr. Hofmann, the new director-nominee, and of Mr. Germeroth, our Former Executive Vice President and Chief Risk Officer, whose employment with the Company terminated in July 2012.

PROPOSAL 2
TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2013
The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2013. We have been advised by PwC that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.
We expect that representatives of PwC will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
While the Audit Committee retains PwC as our independent registered public accounting firm, the Board of Directors is submitting the selection of PwC to the shareholders for ratification upon the recommendation to do so by the Audit Committee.
Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of PwC as our independent registered public accounting firm for the year ending December 31, 2013. If the selection of PwC is not ratified by the shareholders, the Audit Committee will reconsider the matter. Even if the selection of PwC is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.
Audit Fees
The following table presents fees for professional services rendered by PwC for the years ended December 31, 2012 and 2011, respectively. PwC did not bill us for other services during those periods.

	2012	2011
	(in millions)
Audit fees(1)(2)	$6.7	$7.4
_______________

(1)
Our Audit fees consisted of approximately $4.7 million and $5.5 million for the audits and quarterly reviews of our consolidated financial statements, registration statements and offerings for Calpine Corporation for 2012 and 2011, respectively, and fees of approximately $2.0 million and $1.9 million for 2012 and 2011, respectively, which were billed for performing audits and reviews of certain of our subsidiaries.

(2)	PwC did not provide us with any tax compliance and tax consulting services for the years ended December 31, 2012 and 2011.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. Any service proposals submitted by our independent registered public accounting firm need to be discussed and approved by the Audit Committee during its meetings, which take place at least four times a year. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. The approval of any audit and non-audit services to be provided by our independent registered public accounting firm is specified in the minutes of our Audit Committee meetings. In addition, the members of our Board of Directors are briefed on matters discussed by the different Committees of our Board.
The Board of Directors recommends that you vote “FOR” approval of PwC as our independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL 3
TO APPROVE THE AMENDMENT TO THE
2008 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
AVAILABLE UNDER THE PLAN AND TO MODIFY THE SHARE COUNTING PROVISIONS APPLICABLE TO CASH-SETTLED EQUITY AWARDS UNDER THE PLAN
The Company provides stock-based compensation under the Equity Incentive Plan to our directors, executive officers, employees and consultants of the Company and its affiliates. The Equity Incentive Plan became effective on January 31, 2008 and was amended in 2010 to increase the number of shares available for awards as described below.
A total of 14,833,000 shares of common stock were initially reserved for grants of awards under the Equity Incentive Plan, and an additional 12,700,000 shares of common stock were reserved in 2010, as approved by our shareholders at our 2010 annual meeting. As of February 28, 2013, there were 12,926,950 shares of common stock subject to outstanding options, with a weighted average exercise price per share equal to $15.60 and a weighted average term remaining of 4.3 years and 4,724,225 shares of restricted stock and restricted stock units that were issued and outstanding, but not yet vested, under the Equity Incentive Plan. As of that date, there were 3,205,191 shares of common stock remaining available for future grants under the Equity Incentive Plan. After a review of the Equity Incentive Plan and the Company’s compensation policies by the Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee decided to recommend an increase in the aggregate number of shares of common stock available for award under the Equity Incentive Plan to enable the Company to continue to grant stock-based awards at appropriate levels to eligible directors, executives, employees and consultants. Accordingly, on February 27, 2013, the Compensation Committee approved, and on February 28, 2013, the Board adopted, an amendment to the Equity Incentive Plan, subject to the approval of our shareholders, to increase the aggregate number of shares of common stock that may be issued under the Equity Incentive Plan by 13,000,000 shares. If approved by the shareholders, the aggregate number of shares of common stock that would be authorized for issuance as of February 28, 2013 pursuant to the Equity Incentive Plan would be increased from 27,533,000 shares to 40,533,000 shares and the number of shares of common stock that would remain available for future grants as of February 28, 2013 under the Equity Incentive Plan would be increased from 3,205,191 to 16,205,191 shares. The amendment to the Equity Incentive Plan that was approved by the Compensation Committee and adopted by the Board also provides that (1) each share of common stock subject to an award of restricted stock, restricted stock units, other stock-based awards or dividend equivalents payable in shares under the Equity Incentive Plan made after the 2013 Annual Meeting will reduce the aggregate number of shares for which awards may be granted under the Equity Incentive Plan by 2.22 shares (instead of 1.3 shares under the Equity Incentive Plan as currently in effect); (2) if (A) an award under the Plan is settled in cash in lieu of shares of common stock, or (B) an award is exchanged with the Compensation Committee’s permission, prior to the issuance of shares of common stock, for an award pursuant to which shares of common stock may not be issued, then such shares shall become available for the grant of awards under the Plan; and (3) any shares of common stock that are subject to awards that may only be settled in cash will not reduce the aggregate number of shares of common stock for which awards may be granted under the Equity Incentive Plan.
If this proposal is approved, Section 5 of the Equity Incentive Plan would be amended to read as follows:
“(a)    Subject to the provisions of Section 17 and subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 5(a), the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed 40,533,000 shares of Common Stock.
(i) For purposes of Awards granted under the Plan (A) on or after the date of the Annual Meeting of the Stockholders in calendar year 2010 and prior to the date of the Annual Meeting of the Stockholders in calendar year 2013, each share subject to an Option or Stock Appreciation Right granted under the Plan shall reduce such aggregate number of shares by one (1) share, and each share subject to a Restricted Award, Other Stock-Based Award or Dividend Equivalent payable in shares of Common Stock granted under the Plan shall reduce such aggregate number of shares by one and three-tenths (1.3) shares, and (B) on or after the date of the Annual Meeting of the Stockholders in calendar year 2013, each share subject to an Option or Stock Appreciation Right granted under the Plan shall reduce such aggregate number of shares by one (1) share, and each share subject to a Restricted Award, Other Stock-Based Award or Dividend Equivalent payable in shares of Common Stock granted under the Plan shall reduce such aggregate number of shares by two and twenty-two one-hundredths (2.22) shares.
(ii) If, on or prior to the termination of the Plan as provided in Section 27, any Option or Stock Appreciation Rights granted under the Plan shall have expired or terminated for any reason without having been exercised in full or any shares subject to a Restricted Award shall have been forfeited, or any other Awards for which shares of Common Stock are deliverable are so forfeited, such unpurchased or forfeited shares covered thereby shall again become available for the grant of Awards under the Plan (on a one-for one basis for purposes of Awards granted under the Plan before the date of the Annual Meeting of Stockholders in calendar year 2010, and based on the share counting rules set forth in subparagraph (i) of this Section 5(a) for purposes of Awards granted under the Plan on or after the date of the Annual Meeting of the Stockholders in calendar year 2010 (based on the share counting rules in effect on the grant date of the Award)).
(iii) If, on or prior to the termination of the Plan as provided in Section 27, any shares of Common Stock are subject to (x) an Award that is settled in cash in lieu of shares of Common Stock, or (y) an Award that is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award pursuant to which shares of Common Stock may not be issued, then such shares shall, in each such case, become available for the grant of Awards under Plan.
(iv) Any shares of Common Stock that are subject to Awards that may only be settled in cash shall not reduce such aggregate number of shares of Common Stock for which Awards may be granted under the Plan.
(v) Notwithstanding anything to the contrary contained herein: (1) shares of Common Stock tendered in payment of an Option shall not become available for the grant of Awards under Plan; (2) shares of Common Stock withheld by the Corporation to satisfy any tax withholding obligation shall not become available for the grant of Awards under Plan; and (3) any shares of Common Stock that were subject to a stock-settled Stock Appreciation Right that were not issued upon the exercise of such Stock Appreciation Right shall not become available for the grant of Awards under the Plan.
(b)     All shares reserved for issuance under the Plan may be used for Incentive Stock Options.
(c)     No fractional shares of Common Stock may be issued.
(d)     The maximum number of shares of Common Stock for or under which or with respect to which any Award may be granted under the Plan to any individual during any calendar year is 1,250,000 shares of Common Stock.

(e)    The shares to be delivered pursuant to an Award shall be made available, at the discretion of the Committee, either from authorized but previously unissued shares as permitted by the Certificate of Incorporation of the Corporation or from shares re-acquired by the Corporation, including shares of Common Stock purchased in the open market, and shares held in the treasury of the Corporation.”
Description of the Amended 2008 Equity Incentive Plan
The principal features of the Equity Incentive Plan, as amended as described above, are summarized in this proxy statement. Shareholders should read the Equity Incentive Plan for a full statement of its legal terms and conditions. Annex A attached to this proxy statement contains the full text of the Equity Incentive Plan as proposed to be amended.
Purpose. The purpose of the Equity Incentive Plan is to promote our long-term growth and profitability by (a) providing certain of our directors, executive officers, employees and consultants of the Company and its affiliates with incentives to maximize shareholder value and otherwise contribute to our success and (b) enabling us to attract, retain and reward the best available persons for positions of responsibility.
Types of Awards. Grants of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, other stock-based awards, or any combination of the foregoing may be made under the Equity Incentive Plan.
Administration. The Board has delegated its authority to administer the Equity Incentive Plan to the Compensation Committee. The Compensation Committee has authority to, among other things, select those grantees to whom awards are granted under the Equity Incentive Plan, determine the number of shares of common stock subject to each award, modify outstanding awards (such as to modify the time or manner of vesting), make decisions regarding outstanding awards under the Equity Incentive Plan that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments, construe and interpret the Equity Incentive Plan and apply its provisions and exercise discretion to make any other determinations which it determines to be necessary or advisable for administration of the Equity Incentive Plan. The Compensation Committee may also modify the purchase price or exercise price of any outstanding award under the Equity Incentive Plan. However, except in connection with a corporate transaction involving the Company, such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares, or as described under “Adjustments” below, the terms of outstanding awards under the Equity Incentive Plan may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, without, in each such case, first obtaining approval by the Company’s shareholders. The Board may delegate to our officers the authority to administer the Equity Incentive Plan, within certain limitations specified by the Equity Incentive Plan. Interpretations and construction by the Compensation Committee of the Equity Incentive Plan or any award granted under the Equity Incentive Plan are final, binding and conclusive. The Compensation Committee is comprised of one or more members of the Board who are appointed by the Board. Currently, the members of the Compensation Committee are Frank Cassidy (chair), Robert A. Mosbacher, Jr., William E. Oberndorf (who will not stand for re-election at the next Annual Meeting) and Denise M. O’Leary, each of whom is a director and not an employee of the Company.
Shares Subject to the Equity Incentive Plan. The aggregate number of shares of our common stock for which awards may be granted under the amended Equity Incentive Plan would be 40,533,000 (an increase of 13,000,000 shares over the aggregate of 27,533,000 shares for which awards may be granted under the Equity Incentive Plan as currently in effect), subject to adjustment for certain changes in our capital structure (described below under “Adjustments”). Each share subject to an option or stock appreciation right granted under the Equity Incentive Plan will reduce the aggregate number of shares for which awards may be granted under the Equity Incentive Plan by 1 share. Each share subject to a restricted stock or restricted stock unit award, or an other stock-based award or dividend equivalent, granted under the Equity Incentive Plan will reduce the aggregate number of shares for which awards may be granted under the Equity Incentive Plan by 2.22 shares (instead of 1.3 shares under the Equity Incentive Plan as currently in effect). The shares of common stock that may be issued under the Equity Incentive Plan are either authorized and unissued shares or previously issued shares that have been reacquired by us and are held as treasury stock. Any shares subject to an option that expires or is terminated without having been fully exercised, or subject to a restricted stock or other award that is forfeited, prior to termination of the Equity Incentive Plan, will again become available for the grant of awards under the Equity Incentive Plan (based on the share counting rules in effect on the grant date of the award). Any shares used to pay the exercise price of an option or withheld to satisfy tax withholding obligations will not become available for the grant of awards under the Equity Incentive Plan. All shares that were subject to a stock-settled stock appreciation right that were not issued upon the exercise of such stock appreciation right will also not become available for the grant of awards under the Equity Incentive Plan. If (1) an award under the Equity Incentive Plan is settled in cash in lieu of shares of common stock, or (2) an award is exchanged with the Compensation Committee’s permission, prior to the issuance of shares of common stock, for an award pursuant to which shares of common stock may not be issued, then, in either such case, such shares will become available for the grant of awards under the plan. Any shares of common stock that are subject to awards that may only be settled in cash will not reduce the aggregate number of shares of common stock for which awards may be granted under the Equity Incentive Plan. No more than 1,250,000 shares of common stock may be subject to awards granted to any individual during any calendar year. On February 28, 2013, the closing price of our common stock on the NYSE was $18.40.
Eligibility. Awards may be granted under the Equity Incentive Plan to our directors, executive officers, employees and consultants of the Company and its affiliates who are selected by the Compensation Committee, as well as those reasonably expected to become directors, officers, executive officers or consultants following the grant date. Only our employees or employees of our subsidiaries are eligible to receive incentive stock options.
Incentive Stock Options and Nonstatutory Options. Options granted under the Equity Incentive Plan provide grantees with the right to purchase shares of common stock at a predetermined exercise price. The Compensation Committee may grant options that are intended to qualify as incentive stock options or options that are not intended to so qualify (“nonstatutory options”). The expiration date of an option is no later than the tenth anniversary of the date of grant (or the fifth anniversary in the case of incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares of common stock).
Stock Appreciation Rights. A stock appreciation right (“SAR”) generally permits a grantee who receives it to receive, upon exercise, cash and/or shares of common stock equal in value to an amount determined by multiplying (a) the excess of the fair market value, on the date of exercise, of a share of common stock over the exercise price of such SAR by (b) the number of shares with respect to which the SAR is being exercised. The Compensation Committee may grant SARs in conjunction with options or independently of them. The expiration date of a SAR granted independently of an option is no later than the tenth anniversary of the date of grant.
Exercise Price for Options and Stock Appreciation Rights. The exercise price for incentive stock options, nonstatutory options, and stock appreciation rights will not be less than the fair market value of a share of common stock on the date of grant, unless the option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Internal Revenue Code.
Exercise of Options and Stock Appreciation Rights. The Compensation Committee determines the time or times at which an option or SAR may be exercised in whole or in part, the methods by which the exercise price of options may be paid or deemed to be paid, the form of such payment, and the methods by which shares are delivered or deemed to be delivered to participants, and all other conditions of options and SARs. In general, and except as provided in an individual agreement with a grantee, upon termination of a grantee’s employment or service with us, all unvested options or SARs held by such grantee will immediately terminate, and the grantee may exercise all vested options or SARs during the three-month period after such termination. In the event that a grantee’s employment or service with us or an affiliate terminates due to death or retirement (or a grantee dies during the three-month period following termination as described in the preceding sentence), the grantee’s options or SARs become fully vested and may be exercised during the one-year period after such death or retirement. In no case, however, may an option or SAR be exercised later than the termination date of the option or SAR. In the event a grantee’s employment or service is terminated for cause, then all options or SARs, whether vested or unvested, will immediately terminate.
Transferability of Options. An incentive stock option may not be transferred except by will or the laws of descent and distribution and is exercisable during the lifetime of the grantee only by him or her. A nonstatutory option may, in the sole discretion of the Compensation Committee be transferable, upon written approval by the Compensation Committee and to the extent provided in the award agreement, to an immediate family member or related trust or similar entity or another transferee. The holder of any option may designate in writing a third party who shall, in the event of the holder’s death, be entitled to exercise such option.
Restricted Stock and Restricted Stock Units. The Compensation Committee may grant restricted stock that is forfeitable unless certain vesting requirements are met, and may grant restricted stock units (“RSUs”) which represent the right to receive shares of common stock after certain vesting requirements are met. The Equity Incentive Plan provides the Compensation Committee with discretion to determine the terms and conditions under which a grantee vests in his or her restricted stock or RSU award. The grantee of a restricted stock award will generally have the rights and privileges of a shareholder as to such restricted stock, including the right to vote such restricted stock, but such restricted stock will be subject to restrictions set forth in the award agreement, including forfeiture conditions and any restrictions on transfer of such restricted stock. At the Compensation Committee’s discretion, any cash and stock dividends with respect to restricted stock may either be paid currently to the grantee or withheld by us (and credited with interest, if determined by the Compensation Committee) until such time as the restrictions on the related restricted stock lapse (and will be forfeited if such restricted stock is forfeited). Each RSU may, in the Compensation Committee’s discretion, be credited with any cash and stock dividends paid with respect to one share of common stock. Such dividend equivalents may either be paid currently to the grantee or withheld by us (and credited with interest, if determined by the Compensation Committee) until settlement of the RSU (and will be forfeited if the RSU is forfeited). Dividends or dividend equivalents withheld by us may be paid in cash or common stock having an equivalent fair market value. Except as provided by the Compensation Committee (in an award agreement or otherwise), at such time as a grantee ceases to be our director, executive, employee or consultant of the Company and its affiliates for any reason, all shares of restricted stock or RSUs granted to such grantee on which the restrictions relating thereto have not lapsed are immediately forfeited to us.
Other Stock-based Awards. The Compensation Committee may grant other stock-based awards, consisting of rights or other interests granted under the Equity Incentive Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock (including, for example, dividend equivalents or performance units), each of which may be subject to the attainment of performance goals, a period of continued employment and/or other terms or conditions, each as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of other stock-based awards, consistent with the terms of the Equity Incentive Plan, at the date of grant or thereafter.
Performance Compensation Awards. Awards granted under the Equity Incentive Plan may, as determined by the Compensation Committee, be conditioned upon the achievement of specified performance goals and are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Such performance compensation awards are generally paid or vested solely on account of the attainment of one or more pre-established, objective performance goals, within the meaning of Section 162(m) of the Internal Revenue Code, over a performance period selected by the Compensation Committee. Any such performance goals are based on one more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including return on assets, capital, invested capital, equity, or sales);

•	cash flow (including operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	inventory control; and

•	enterprise value.
Performance goals may be determined in relation to us or an affiliate, division or operational unit, or any combination thereof, on an absolute basis or relative basis in comparison to a group of comparable companies or an index, all as determined by the Compensation Committee. To the extent permitted by Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion to adjust or modify the calculation of a performance goal to prevent the dilution or enlargement of the rights of grantees based on the following events: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs, extraordinary nonrecurring items described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year; acquisitions or divestitures; any other specific or unusual or nonrecurring events or objectively determinable category thereof; foreign exchange gains and losses and a change in the our fiscal year. In the event that applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing performance criteria without obtaining shareholder approval of such changes, the Compensation Committee shall have sole discretion to make such changes without obtaining shareholder approval. Unless otherwise provided by the applicable award agreement, a grantee must be employed by us on the last day of a performance period to be eligible for payment of his or her performance compensation award. The maximum performance compensation award payable to any one grantee under the Equity Incentive Plan for a performance period is 1,250,000 shares of common stock or, in the case of awards payable in cash, the cash equivalent thereof on the first or last day of the performance period, as determined by the Compensation Committee.
Adjustments. In the event of a change in the number or class of the outstanding shares of common stock due to split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number or class of shares which thereafter may be issued pursuant to awards granted under the Equity Incentive Plan, both in the aggregate and as to any grantee, and the number and class of shares then subject to outstanding awards and the exercise price per share of outstanding options or stock appreciation rights (“SARs”), shall be adjusted to reflect such change, all as determined by the Compensation Committee. In the event of any other change in the number or kind of outstanding shares of common stock, or of any stock or other securities or property into which such common stock shall have been changed, or for which it shall have been exchanged, if the Compensation Committee determines that such change equitably requires an adjustment in any award that has been or may be granted under the Equity Incentive Plan, such adjustment shall be made in accordance with such determination. Further, with respect to any awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, such adjustments or substitutions shall be made only to the extent that the Compensation Committee determines that such adjustments or substitutions may be made without causing us to be denied a tax deduction on account of Section 162(m) of the Internal Revenue Code.
Change in Control. Any outstanding options and restricted stock awards will become immediately vested in full upon a change in control of the Company (as defined in the Equity Incentive Plan). Any other outstanding awards will become immediately vested in full upon a change in control of the Company, unless otherwise determined by the Compensation Committee or stated in an award agreement.
Modification or Termination of the Equity Incentive Plan and Awards. In general, the Board can modify, alter, amend or terminate the Equity Incentive Plan (at any time and with or without retroactive effect) in whole or in part in its discretion without approval of the shareholders or any other person, except that no amendment will become effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. However, no amendment to or termination of the Equity Incentive Plan may adversely affect any rights of any grantee under any outstanding award without his or her written consent. The Board may, at any time, amend the terms of an outstanding award, except that no such amendment may impair the rights under any award without the written consent of the affected grantee. Additionally, the Board may unilaterally amend from time to time the provisions of the Equity Incentive Plan and the provisions of any outstanding award in such respects as the Board shall, in its sole discretion, deem advisable to incorporate in the Equity Incentive Plan or any such award any new provision or change designed to comply with or take advantage of requirements or provisions of the Internal Revenue Code or any other statute, or rules or regulations of the Internal Revenue Service or any other governmental agency enacted or promulgated after the adoption of the Equity Incentive Plan.
Unless otherwise provided by any award agreement, in the event (1) of a change in control of the Company (as defined in the Equity Incentive Plan), (2) we merge or are consolidated with another entity and in connection therewith consideration other than equity is provided to our shareholders or outstanding awards are not to be assumed by the resulting entity, (3) all or substantially all of our assets are acquired by another person, (4) we are reorganized or liquidated or (5) we enter into a written agreement to undergo a transaction specified in (2), (3) or (4) above, the Compensation Committee may, in its discretion and upon advance notice to the affected persons, cancel any outstanding awards and cause the holders thereof to be paid in cash, stock or other property (or any combination thereof) the value of such awards based on the price per share of common stock received or to be received by other shareholders of the Company in such event.
Duration of the Equity Incentive Plan. If not previously terminated by the Board, the Equity Incentive Plan will terminate on the close of business on January 31, 2018, which is the ten-year anniversary of the effective date of the Equity Incentive Plan.
Tax Withholding Obligations. To the extent provided by the terms of an award agreement and subject to the discretion of the Compensation Committee, a grantee may satisfy any tax withholding obligation relating to an award by any, or a combination, of the following means, in addition to our right to withhold from any compensation paid to the grantee by us: (a) payment in cash, (b) authorizing us to withhold shares of common stock from the shares otherwise issuable to the grantee upon exercise or acquisition of common stock under the award or (c) delivering to us previously owned and unencumbered shares of common stock.
Certain Federal Income Tax Consequences of the Equity Incentive Plan
The following is a brief and general summary of certain federal income tax consequences applicable to transactions under the Equity Incentive Plan. The consequences of transactions depend on a variety of factors, including a participant’s tax status. References to “the Company” in this summary of tax consequences mean us, or any affiliate of us that employs or receives the services of a recipient of an award under the Equity Incentive Plan, as the case may be.

•
Incentive Stock Options. A grantee will not recognize any income upon the grant of an incentive stock option or, assuming requirements of the Equity Incentive Plan and the Internal Revenue Code are met, upon exercise thereof. If the shares are disposed of by the grantee more than two years after the date of grant of the incentive stock option, and more than one year after those shares are transferred to the grantee, any gain or loss realized upon the disposition will be a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction in respect of the option or its exercise. If the grantee disposes of the shares within either such period in a taxable transaction, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the exercise price will be compensation taxable to the grantee as ordinary income, and the Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee. If the amount realized upon that disqualifying disposition exceeds the fair market value of the shares on the exercise date, the excess will be a capital gain. If the exercise price exceeds the amount realized upon such disqualifying disposition, the difference will be a capital loss.

•
Nonstatutory Options. Upon the grant of a nonstatutory option, a grantee will not recognize any taxable income. Generally, at the time a nonstatutory option is exercised, the grantee will recognize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value on the exercise date of the shares of common stock purchased upon exercise over the exercise price. Upon a subsequent disposition of the shares, the grantee will realize either long-term or short-term capital gain or loss, depending upon the holding period of the shares.

•
Stock Appreciation Rights. Upon the grant of a stock appreciation right, a grantee will not recognize any taxable income. Generally, at the time a stock appreciation right is exercised, a grantee will recognize compensation taxable as ordinary income, and the Company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding) plus the fair market value on the exercise date of any shares of common stock received.

•
Restricted Stock. A grantee will not recognize any income upon the award of restricted stock that is not transferable and is subject to a substantial risk of forfeiture, unless the grantee has made an election under Section 83(b) of the Internal Revenue Code. If a grantee makes such an election, he or she will recognize compensation taxable as ordinary income, and the Company will generally be entitled to a tax deduction, equal to the fair market value of the common stock subject to the award on the award date, and the grantee will not recognize additional taxable compensation income on the vesting date. If no such election is made, at the time the vesting terms and conditions applicable to restricted stock are satisfied, the grantee will recognize compensation taxable as ordinary income, and the Company will generally be entitled to a deduction, equal to the then fair market value of the common stock on the vesting date, together with the amount of any accrued dividends and any interest thereon received by the grantee.

•
Restricted Stock Units. Upon the grant of restricted stock units, a grantee will not recognize any taxable income. Generally, the grantee will recognize compensation taxable as ordinary income, and the Company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding), plus the then-current fair market value of any shares of common stock received, by the grantee upon settlement of the restricted stock units.

•
Other Stock-based Awards. The granting of an other stock-based award will not result in the recognition of taxable income by the grantee or a tax deduction by the Company. The payment or settlement of an other stock-based award generally results in immediate recognition of taxable ordinary income by the grantee equal to the amount of any cash received or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the grantee and the company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award (less any amount paid for those shares), and the company will be entitled to a corresponding tax deduction.

Under Section 162(m) of the Internal Revenue Code, the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other three highest paid executive officers, other than the Chief Executive Officer or Chief Financial Officer, who are employed by us on the last day of the Company’s taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. The Equity Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the Equity Incentive Plan with an exercise price at least equal to the grant date fair market value of the common stock will be qualified performance-based compensation and deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code. As discussed above under “Performance Compensation Awards,” the Equity Incentive Plan allows the Compensation Committee discretion to grant performance compensation awards that are intended to be qualified performance-based compensation for purposes of Section 162(m).
Under certain circumstances, accelerated vesting, exercise or payment of awards under the Equity Incentive Plan in connection with a “change in control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.
Aggregate Outstanding Grants
As of February 28, 2013, outstanding awards under the Equity Incentive Plan are held by, or approved to be granted to, the following named individuals and groups:

Name and Position	Stock Options (Number of Shares)	Restricted Stock (Number of Shares)	Performance Share Units (Number of Units)
Jack A. Fusco, Chief Executive Officer	3,350,000	412,264	135,869
John B. Hill, President and Chief Operating Officer	2,550,000	111,404	37,386
Zamir Rauf, Chief Financial Officer	502,566	52,510	31,271
W. Thaddeus Miller, Chief Legal Officer	1,910,000	126,830	42,563
Jim D. Deidiker, Chief Accounting Officer	180,997	26,952	8,489
Gary M. Germeroth, Former Chief Risk Officer	—	—	—
All current executive officers as a group	8,493,563	729,960	255,578
All current directors who are not executive officers as a group	—	—	—
Each nominee for election as a director	—	—	—
Each associate of any such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5% of such options or restricted stock	—	—	—
All employees, including all current officers who are not executive officers, as a group	4,433,387	3,994,265	194,220
Because it is within the Compensation Committee’s discretion to determine which directors, employees and consultants receive awards under the Equity Incentive Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, will receive restricted stock and performance share awards under the Equity Incentive Plan.
The Board of Directors recommends that you vote “FOR” approval of the amendment to the 2008 Equity Incentive Plan to increase the number of shares available under the plan.

PROPOSAL 4
TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2011 Annual Meeting of Shareholders. The Board recommended, and our shareholders agreed, that the advisory vote on executive compensation be held on an annual basis. Upon review of the shareholder voting results concerning that proposal, the Company’s Board of Directors and Compensation Committee determined that we will hold an annual advisory vote on executive compensation. Accordingly, our shareholders now have the opportunity to cast an annual non-binding, advisory vote on our named executive officer compensation program, as set forth in Proposal 4, also referred to as “say-on-pay.” This proposal gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2012 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. In evaluating this say-on-pay proposal, we recommend that you review our Compensation Discussion and Analysis, executive compensation tables and narratives for additional details about our executive compensation program, including information about the fiscal year 2012 compensation of our named executive officers, which explains how and why the Compensation Committee of our Board arrived at its executive compensation decisions for 2012. Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.
At the Company’s Annual Meeting of Shareholders held in May 2012, our shareholders were asked to approve the Company’s fiscal 2011 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation. As discussed in Compensation Discussion and Analysis, in assessing our compensation policies, the Compensation Committee and the Board considered the views of our shareholders, including the results of the 2012 advisory vote. Among other things, consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain changes in our compensation programs to further align executive pay with shareholder interests, including implementing a performance share program of annual equity awards and eliminating stock options effective with the first performance unit awards in February 2013.
In summary, the Board of Directors, the Compensation Committee and Calpine’s management believe that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead Calpine in creating value for our shareholders. Our executive compensation and benefit programs are designed to reward increased shareholder value and the achievement of key operating objectives. Our equity plans are designed to help align executive compensation with the long-term interests of our shareholders. Our performance objectives measure our management team’s success in implementing our business plan and our goal of being recognized as the premier independent power company in the U.S. The Company believes that its executive compensation program satisfies this goal and is closely aligned with the long-term interests of its shareholders.
Our executive compensation program is simple in design. The compensation of our named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity, the majority of which is tied to performance. The Compensation Committee sets the compensation of our named executive officers based on their achievement of annual financial and operational objectives that further our long-term business goals and based on the creation of sustainable long-term shareholder value. This is done by basing a significant portion of their compensation on performance incentives whether through equity awards (in the case of long-term incentives), which are tied to the appreciation of the price of our common stock or other performance metrics, or through annual cash incentive bonuses, which are tied to the achievement of corporate performance goals and certain financial and operating metrics. Our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures correlated with growing shareholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation packages strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The principles and objectives that govern Calpine’s compensation decisions include:

•	alignment with shareholders’ interests;

•	pay for performance;

•	emphasis on performance over time; and

•	recruitment, retention and motivation of key leadership talent.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of Calpine and its shareholders, and is consistent with our commitment to high standards of corporate governance.
For the reasons outlined above, we believe that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
The Board of Directors recommends that you vote “FOR” the foregoing resolution for the reasons outlined above.

DIRECTOR COMPENSATION
The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank Cassidy	100,000	89,992	189,992
Robert C. Hinckley	104,000	89,992	193,992
David C. Merritt	110,000	89,992	199,992
W. Benjamin Moreland	90,000	89,992	179,992
Robert A. Mosbacher, Jr.	104,000	89,992	193,992
William E. Oberndorf	90,000	89,992	179,992
Denise M. O’Leary(2)	101,500	89,992	191,492
J. Stuart Ryan	190,000	139,987	329,987
_____________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2012 Annual Report. Represents (i) 5,166 restricted stock units granted to each of Ms. O’Leary and Messrs. Cassidy, Hinckley, Merritt, Moreland, Mosbacher, Oberndorf and Ryan on May 15, 2012 pursuant to the 2008 Amended and Restated Director Incentive Plan (the “Director Plan”) and (ii) in the case of Mr. Ryan, 2,870 restricted stock units granted on May 15, 2012 pursuant to the Director Plan for his services as the Chairman of the Board of Directors, vesting on the earlier to occur of the first anniversary date of the date of grant or the day immediately preceding the date of the 2013 Annual Meeting of the Stockholders. All such grants remained outstanding at December 31, 2012. In addition, the following members of the Board have elected to defer the distribution date of restricted stock units granted prior to 2012 and such awards remain outstanding at December 31, 2012: Mr. Ryan - 23,802 shares, Mr. Merritt - 15,323 shares, Mr. Moreland - 8,956 shares, Ms. O’Leary - 11,818 shares and Mr. Oberndorf - 5,451 shares.

(2)
Ms. O’Leary was entitled to receive an additional annual retainer of $10,000 for her service as Chairman of the Nominating & Governance Committee, but elected to forego this additional annual retainer for 2012.

Our Corporate Governance Guidelines provide that compensation for our non-employee directors’ services may include annual cash retainers, shares of our common stock and options for such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of a subsidiary. We also reimburse directors for their reasonable out-of-pocket and travel expenses in connection with attendance at Board and committee meetings. Our Compensation Committee reviews director compensation annually and makes recommendations to the Board with respect to compensation and benefits provided to the members of the Board. Our Corporate Governance Guidelines provide that director compensation should be fair and equitable to enable the Company to attract qualified members to serve on its Board.
We had the following compensation structure for non-employee directors for 2012:

	Annual Retainer ($)	Meeting Fees ($)	Restricted Stock Unit Award Value ($)	Committee Chair Retainer ($)
Outside Board Members	56,000	20,000	90,000(1)	—
Chairman of the Board	100,000(2)	—	50,000(3)	—
Audit Committee	—	14,000	—	20,000
Compensation Committee	—	14,000	—	10,000
Nominating and Governance Committee	—	14,000	—	10,000
_____________

(1)	Restricted stock units vest on the earlier to occur, the first anniversary of the date of grant or the day immediately preceding the date of the next Annual Meeting of the Shareholders.

(2)	The Chairman of the Board receives this amount in addition to the annual retainer paid to outside board members.

(3)	The Chairman of the Board receives this additional amount in the form of a grant of restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the following officers identified in the “Summary Compensation Table” below (the “named executive officers”):

Jack A. Fusco	Chief Executive Officer
John B. Hill	President and Chief Operating Officer
Zamir Rauf	Executive Vice President and Chief Financial Officer
W. Thaddeus Miller	Executive Vice President, Chief Legal Officer and Secretary
Jim D. Deidiker	Senior Vice President and Chief Accounting Officer
Gary M. Germeroth	Former Executive Vice President and Chief Risk Officer
Executive Summary
Our goal is to be recognized as the premier wholesale power company in the U.S. and our Compensation Committee believes that our executive compensation program is instrumental in helping us achieve this goal. We maintain simple, straightforward compensation programs pursuant to which our named executive officer compensation consists almost entirely of base salary, annual cash incentives and equity grants.
As more fully described below, two important events in 2012 focused on our executive leadership and the compensation for our named executive officers. First, the Board extended the employment agreements of Messrs. Fusco and Miller through the end of 2015. Their original agreements became effective when they joined the Company in 2008 and were set to expire in August 2013. In conjunction with these extensions, the Board promoted Mr. Hill to President and Chief Operating Officer. These extensions and the promotional appointment secured important leadership continuity over the next several years, and set forth the first steps toward an effective leadership transition in 2015. Second, in conjunction with these contract extensions, the Compensation Committee developed and began implementing a more consistent compensation program applicable to all named executive officers and other senior executives in the Company. The new program features a steady and sustainable program of annual equity award opportunities instead of larger periodic discretionary equity awards. In addition, the Compensation Committee implemented a performance-based long-term incentive program beginning in 2013 and approved the elimination of excise tax gross-up payments related to potential change-in-control severance benefits.
Best Practices in Compensation Governance and Highlights of Recent Developments
We review our compensation practices and policies on an ongoing basis and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:

•
Pay for Performance. In accordance with our pay for performance philosophy, performance-based compensation comprised 85% of our Chief Executive Officer’s and 73% of our other named executive officers’ compensation for fiscal year 2012.

•
Emphasis on Performance Over Time. In accordance with our emphasis on performance over time philosophy, our compensation program for our named executive officers is designed to mitigate imprudent short-term decision making and risk taking.

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill provide, in each case, for a three-year clawback related to any after-tax portion of income realized from the exercise of their sign-on options in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

•
Limited Perquisites. We offer a very limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

•
Stock Ownership Requirements. Although the Company does not have a stock ownership policy for executive officers or other employees, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs.

Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates. Furthermore, our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
No Excise Tax “Gross-ups”. In 2012, we amended the employment agreements of Messrs. Fusco and Miller to, among other things, eliminate excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. In 2012, the Board also approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999.

•Performance Share Unit Program and Elimination of Stock Option Awards for 2013. The Compensation Committee approved certain changes in our compensation program by restructuring the long-term incentive program for the Company’s officers, including the named executive officers, to provide that 50% of the award opportunity, or 40% in the case of our senior vice presidents and vice presidents, is in the form of performance units that are earned (or forfeited) based on the level of achievement of a new relative total shareholder return (“TSR”) performance goal measured over a three-year period, with the remaining 50% of the award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, and eliminating stock option awards effective with the first performance share unit awards in February 2013. This program will more closely align the interests of our officers and shareholders. With this restructuring, we transitioned from a program that provided for large periodic equity awards to a steady and sustainable program of smaller annual award opportunities.
The following charts illustrate that 85% of the pay for our Chief Executive Officer (“CEO”) under our new program is tied to performance-based short- and long-term incentives. Similarly, 73% of the average pay mix of our other four named executive officers (“Other NEOs”), as a group, is also performance-based.

_______________

(1)	“Other” includes perquisites and other personal benefits. See “Executive Compensation — Summary Compensation Table” for further information.

2012 Performance and Strategic Accomplishments Considered in Determining Executive Compensation
Our executive compensation decisions in 2012 were greatly influenced by continued strong operating results in a challenging economic environment. Several key financial and operating performance measures that drive our success and shareholder value — strong Commodity Margin, cost management, financially disciplined growth, availability and reliability of our power plants as well as a high level of operational safety — are used in the annual incentive plan for our named executive officers. For the year ended December 31, 2012, we exceeded our target thresholds for Commodity Margin, Expenses, TRIR and Average EFOF. See “— Elements of Compensation” for how these corporate performance goals are defined.
In addition to our financial performance achievements, the Company accomplished the following key operational and strategic objectives during 2012 to maintain financially disciplined growth, to enhance shareholder value through capital allocation (including share repurchases) and set the foundation for continued growth and success:

•
We produced approximately 116 billion KWh of electricity in 2012, 23% more than the same period in 2011 (includes generation from power plants owned but not operated by us and our share of generation from our unconsolidated power plants).

•	Our entire fleet achieved a forced outage factor of 1.6% in 2012, our lowest on record and an improvement of 36% from 2011.

•	Our entire fleet achieved an impressive starting reliability of 98.3% in 2012.

•
We have completed our previously announced $600 million share repurchase program having repurchased a total of 35,568,833 shares of our outstanding common stock at an average price paid of $16.87 per share. In February 2013, our Board of Directors authorized the repurchase of an additional $400 million in shares of our common stock, bringing the cumulative authorization total to $1.0 billion.

•
During the first quarter of 2012, we terminated our legacy interest rate swaps formerly hedging our First Lien Credit Facility for a payment of approximately $156 million which eliminated our exposure from these instruments to further declines in interest rates.

•
On October 9, 2012, we issued our 2019 First Lien Term Loan and used the proceeds to reduce our overall cost of debt and simplify our capital structure by redeeming a portion of our First Lien Notes and repaying project debt.

•
On November 7, 2012, we completed the purchase of a modern, natural gas-fired, combined-cycle power plant with a nameplate capacity of 800 MW located in Bosque County, Texas for approximately $432 million which increased capacity in our Texas segment.

•
On December 27, 2012, we, through our indirect, wholly-owned subsidiary Calpine Power Company, completed the sale of 100% of our ownership interest in each of the Broad River Entities for approximately $423 million. This transaction resulted in the disposition of our Broad River power plant, an 847 MW natural gas-fired, peaking power plant located in Gaffney, South Carolina, and includes a five year consulting agreement with the buyer. We expect to use the sale proceeds for our capital allocation activities and for general corporate purposes.

•
On December 31, 2012, we completed the sale of Riverside Energy Center, LLC to WP&L for approximately $402 million. We expect to use the sale proceeds for our capital allocation activities and for general corporate purposes.

•
Over the course of 2012, we successfully originated several new long-term contracts with customers in our Southeast and West regions, including those related to our Oneta, Decatur, Los Medanos and Gilroy Cogeneration power plants.

•
We continue to grow our presence in core markets with an emphasis on expansions or modernizations at existing sites and power plants. Construction of our Russell City Energy Center and modernization at our Los Esteros Critical Energy Facility continue to move forward with expected completion dates during the summer of 2013. We continue to make progress with our turbine modernization program and have ongoing development and expansion activities which include the advanced development of the Garrison Energy Center located in Delaware and the expansions of our Deer Park and Channel Energy Centers in Texas which are now under construction.

The share price of the Company’s common stock increased 11% in 2012 and continues our trend of leading our peers (see “Comparator Group” section below for a discussion of selection criteria) in TSR since the beginning of 2009.

$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Q1Y09
Q2Y09
Q3Y09
Q4Y09
Q1Y10
Q2Y10
Q3Y10
Q4Y10
Q1Y11
Q2Y11
Q3Y11
Q4Y11
Q1Y12
Q2Y12
Q3Y12
Q4Y12
CPN
75th Percentile
50th Percentile
25th Percentile

A comparison of some of our key financial and operating performance measures compared to 2011 is provided below (in millions, except percentages and per share amounts):

	2012	2011
Commodity Margin(1)	$2,592	$2,535
Expenses(1)	$852	$810
CAPEX & major maintenance expense(1)	$353	$397
Average EFOF(1)	2.1%	3.3%
TRIR(1)	0.94%	1.5%
Income from operations	$1,002	$800
Cash flow from operations	$653	$775
Diluted Earnings (Loss) Per Share	$0.42	$(0.39)
Share Price on December 31	$18.13	$16.33
_____________

(1)	As defined later in this section in our 2012 CIP Performance Score Calculation in “—Elements of Compensation.”
Our fiscal year 2012 compensation actions and decisions were substantially based on our named executive officers’ accomplishments and contributions to the Company’s performance results, as highlighted above. The annual cash incentive bonus, pursuant to the Calpine Incentive Plan, was 126% of target for 2012 compared to 97% for 2011. Further details of our base salaries, 2012 CIP performance score calculation and other key strategic achievements are discussed in greater detail under “Compensation Discussion and Analysis — Determining Executive Compensation.”

Our Compensation Program Objectives and Guiding Principles
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating imprudent risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. In addition, the Compensation Committee believes that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives and principles that govern the Company’s compensation decisions include:

•
Alignment with Shareholders’ Interests — Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to the value and appreciation in the value of our share price.

•
Pay for Performance — A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price. We believe our new performance share program will further strengthen the link between pay and performance.

•
Emphasis on Performance Over Time — The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent — We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.

Results of the 2012 Advisory Vote on Executive Compensation (“say-on-pay”), Stockholder Feedback and Recent Modifications
At the Company’s Annual Meeting of Shareholders held in May 2012, our shareholders were asked to approve the Company’s fiscal 2011 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
Consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain changes in our compensation programs to further align executive pay with shareholder interests. Specifically, effective with the first performance unit awards in February 2013, our long-term incentive program will provide that 50% of the annual award opportunity, or 40% in the case of our senior vice presidents and vice presidents, will be in the form of performance units that are earned (or forfeited) based on the level of achievement of TSR over a three-year period, with the remaining 50% of the annual award opportunity, or 60% in the case of our senior vice presidents and vice presidents, in the form of restricted stock awards, and will eliminate stock options. Payouts on performance share awards will be determined based on the level of achievement of TSR measured over a three-year period. Payouts of the 2013 performance share awards will range from 0 to 200% of the target award based on the Company’s TSR ranking within the Standard & Poor’s 500 Index. With these changes, we moved from a program that provided for large periodic equity awards to a steady and sustainable program of smaller annual award opportunities. We also executed extensions of our top executive officers’ employment agreements, as described elsewhere in this Compensation Discussion and Analysis section, setting the stage for a leadership transition scheduled over the next several years.
The Compensation Committee will continue working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks at the expense of long-term results. The Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency.

Determining Executive Compensation
In determining base salary, annual bonuses and equity awards, the Compensation Committee uses the relevant executive officer’s current level of total compensation as the starting point. The committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.
Compensation Consultant
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2012, the Compensation Committee changed compensation consulting firms as part of a routine review process that is conducted periodically to balance quality and cost amongst third party service providers. As a result, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), a national compensation consulting firm, as its independent compensation advisor. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2012, the compensation advisor regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, our proxy disclosure, and individual pay decisions with respect to our named executive officers and other executive officers. Based on Meridian’s input, effective with the first performance unit awards in February 2013, the Committee approved modifications to the long-term incentive compensation program as further described elsewhere in this proxy statement.
While our advisor regularly consults with management in performing work requested by the Committee, Meridian did not perform any separate additional services for management. The Compensation Committee has assessed the independence of Meridian pursuant to the SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently representing the Compensation Committee.
Comparator Group
We believe that it is appropriate to offer industry competitive cash and equity compensation packages to our named executive officers in order to attract and retain top executive talent. The compensation comparator group allows us to monitor the compensation practices of our primary competitors for executive talent. However, we do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions regarding our executive pay programs.
To help us evaluate our overall 2012 compensation, Meridian analyzed publicly available information, including proxy data, as well as recent market trends. Meridian also prepared analysis that compared the current level of compensation for our named executive officers to compensation paid to comparable positions at companies in an industry comparator group approved by the Compensation Committee. The criteria used to identify our 2012 compensation comparator group were: (1) industry and energy portfolio - we compete for talent with energy and utility companies that have significant generation portfolios and significant non-regulated energy operations, and (2) financial scope - our management talent should be similar to that of companies that have similar financial characteristics (e.g., revenues, market capitalization and total assets). The 12 companies in the 2012 comparator group are set forth below:

The AES Corporation	Entergy Corporation	PG&E Corp.
DTE Energy Co.	FirstEnergy Corp.	PPL Corporation
Dynegy Inc.	GenOn Energy, Inc.(1)	Public Service Enterprise Group Inc.
Edison International	NRG Energy, Inc.(1)	TransAlta Corp.
_______________

(1)	NRG Energy, Inc. and GenOn Energy, Inc. completed a merger on December 14, 2012.
The Compensation Committee considers pay data from the appropriate position matches within the comparator group for our named executive officers, including the effect on compensation, if any, of specific company size differences. Energy industry survey data was considered when evaluating total pay of Mr. Deidiker, for whose position proxy data was not available. Due to the unique characteristics of Calpine’s non-regulated portfolio of power plants, the companies represented in the comparator group do not contain the exact mix of generating assets as Calpine and some contain regulated energy and other energy-related operations. However, the companies in the comparator group represent entities of relatively proportionate size, from a financial and/or operational perspective, and contain non-regulated power operations. We believe that the comparator group provides an appropriate reference for compensation data for companies with which Calpine competes for talent. We do not formally target total compensation, or any specific element of compensation, of our named executive officers against the comparator group, but instead use this market data to obtain a general understanding of current compensation practices in our industry.
Role of Executive Officers in Executive Compensation Decisions
The Chief Executive Officer reviews the compensation data gathered from the compensation surveys, considers each executive officer’s performance (other than himself) and makes a recommendation to the Compensation Committee on base salary, annual bonus and equity awards for each named executive officer other than himself. The Chief Executive Officer participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the Chief Executive Officer along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee in executive session, not attended by the Chief Executive Officer.
Elements of Compensation
Compensation for the named executive officers primarily consists of:

•	base salary;

•	annual cash incentives pursuant to the Calpine Incentive Plan;

•	long-term incentives including stock options, restricted stock awards and performance units; and

•	post-employment compensation.
Purpose of Each Element of Compensation
The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed by each named executive officer and the associated level of responsibility and contributions to Calpine. The compensation opportunity beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for shareholders. In setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. The more senior the level of the executive the greater is the percentage of total pay opportunity that is variable.
In order to attract highly qualified executives capable of leading the Company following our emergence from Chapter 11 in 2008, we entered into employment agreements with Mr. Fusco, our Chief Executive Officer, and Mr. Miller, our Executive Vice President, Chief Legal Officer and Secretary. As further described below, on December 21, 2012, the Board approved an amendment to the executive employment agreements with each of Mr. Fusco and Mr. Miller. The terms of the amended agreements with Messrs. Fusco and Miller extend through 2015 which ensures future continuity of the executive team originally hired in 2008 and, in the case of Mr. Fusco, provides a framework for the transition of Mr. Fusco’s role from Chief Executive Officer to Executive Chairman of the Board. Mr. Hill, our President and Chief Operating Officer, Mr. Rauf, our Chief Financial Officer, and Mr. Deidiker, our Senior Vice President and Chief Accounting Officer, were issued letter agreements outlining the terms of their employment but do not have employment agreements. Except in the case of Messrs. Fusco and Miller, our executive officers are employed at will without employment agreements and severance payment arrangements (except as required by local law and provided in our Severance Benefits Plan).
Details of Each Element of Compensation
Base Salary. We pay base salaries to provide a minimum, fixed level of cash compensation for our named executive officers to compensate them for services rendered during the fiscal year. The 2012 base salary of each of our named executive officers was set following an annual review, during which adjustments were made to reflect performance-based factors, as well as competitive considerations. During its annual review of base salaries, the Compensation Committee primarily considers:

•	our budget for annual merit increases;

•	the appropriateness of each executive officer’s compensation, both individually and relative to the other executive officers;

•	the individual performance of each executive officer; and

•	pay data from our comparator group of companies provided by our independent compensation advisor.
We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective with the first payroll period after the adjustment is determined. In conjunction with execution of the amendment to his employment agreement, the Compensation Committee approved an increase in the base salary of Mr. Fusco in December 2012 which became effective on March 11, 2013. Pursuant to the terms of Mr. Hill’s letter agreement and Mr. Miller’s employment agreement, the Compensation Committee performed an annual review of the base salaries for both officers in 2013. Base salary for each executive was increased to recognize performance and individual contributions to the improved strategy and operations of the Company and to ensure the base salary level is consistent with market practice. Base salary increases were approximately 4.6% overall for our named executive officers, with individual increases indicated below:

Jack A. Fusco	8.33%	(from $1,200,000 to $1,300,000)
John B. Hill	2.75%	(from $669,500 to $687,911)
Zamir Rauf	2.75%	(from $560,000 to $575,400)
W. Thaddeus Miller	2.75%	(from $762,200 to $783,161)
Jim D. Deidiker	2.75%	(from $380,070 to $390,522)
Annual Incentive — Calpine Incentive Plan. Our annual incentive program, the Calpine Incentive Plan (the “CIP”), is designed to promote the achievement of annual corporate goals including key financial, operating and strategic goals that, in turn, drive value for shareholders. All regular full-time, non-collective bargaining unit employees hired prior to November 1, 2011, were eligible to participate in the CIP including all our named executive officers. CIP participants are assigned a target incentive, expressed as a percentage of incentive eligible earnings, which is dependent on the level of the employee’s position and the scope of the employee’s responsibilities. Target annual incentive levels for each named executive officer are shown in a table below. The total target CIP incentive pool is the sum of all participants’ target annual incentive amounts. In addition, the Board retains the authority to award special bonuses for exceptional achievement.
Funding of the CIP incentive pool is triggered only if we meet a minimum corporate performance target established by the Compensation Committee. For fiscal 2012, this minimum corporate performance target was $1,288 million of Adjusted EBITDA, which was 80% of our fiscal 2012 Adjusted EBITDA goal of $1,610 million. Adjusted EBITDA, defined in our 2012 annual report, is primarily comprised of corporate net income before interest, income taxes and depreciation and amortization adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any unrealized gains or losses from accounting for derivatives, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase or extinguishment of debt and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. Our Adjusted EBITDA of $1,749 million as reported in our 2012 annual report exceeded our minimum corporate performance target for fiscal year 2012.
The size of the CIP incentive pool is based on the extent to which we achieve the corporate performance goals that are established by the Compensation Committee. The Compensation Committee selected these performance goals to reflect a balanced evaluation of annual operating performance including cash generation, cost containment, safety and achievement of key goals that would drive future financial performance. The 2012 performance goals are based on financial and strategic goals. These goals and the actual results are shown in the following table and discussed in further detail below:

CIP Performance Score Calculation ($ in millions) for 2012

Performance Level Performance Score	Threshold 60%	Target 100%	Maximum 150%	Results	Score(1)	Weight	Weighted Score
Commodity Margin	$2,378	$2,478	$2,578	$2,592	150.0%	35.0%	52.5%
Expenses	$953	$868	$746	$852	106.6%	35.0%	37.3%
CAPEX/Maintenance	$376	$342	$301	$353	88.0%	10.0%	8.8%
TRIR	2.0	1.38	0.9	0.94	146.0%	10.0%	14.6%
Average EFOF	5.0%	3.5%	2.0%	2.1%	146.0%	5.0%	7.3%
Regulatory Compliance	No material compliance events			YES	100.0%	5.0%	5.0%
Overall Performance Score						100%	125.5%
_______________

(1)	For performance between target and maximum, score is determined by linear interpolation.

Commodity Margin, as used for purposes of determining our CIP goal, is a non-GAAP financial measure that includes power and steam revenues, sales of purchased power and physical natural gas, capacity revenues, renewable energy credit revenue, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, Regional Greenhouse Gas Initiative compliance costs and cash settlements from marketing, hedging and optimization activities including natural gas transactions hedging future power sales, but excludes unrealized mark-to-market activity. This amount differs from “Commodity Margin” as reported in our 2012 annual report as it also includes other revenue, as referenced in the CIP performance score calculation, Adjusted EBITDA from Calpine’s unconsolidated operations at Greenfield and Whitby, and certain other adjustments.
Expenses, as used solely for purposes of determining our CIP pool, is comprised of Plant Operating Expense (excluding major maintenance, scrap and stock-based compensation), Royalty Expense from Calpine’s geothermal operations, Sales, General & Administrative Expense (excluding stock-based compensation), and Other Operating Expense (excluding amortization and stock-based compensation), in each case, as calculated in accordance with U.S. GAAP and included in the amounts reported on our Consolidated Statement of Operations for the year ended December 31, 2012 in our 2012 annual report. We believe that Expenses is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our management.
CAPEX/Maintenance refers to Calpine’s Capital Expenditure and Major Maintenance Expense related to the refurbishment of major turbine generator equipment and other plant-related facilities inclusive of Calpine’s unconsolidated operations at Greenfield and Whitby. CAPEX is capitalized into Property, Plant and Equipment and Maintenance is recorded as a component of Plant Operating Expense. We monitor these expenditures and establish targets as useful tools to measure our operating performance.
Average EFOF refers to Equivalent Forced Outage Factor, which is a measure indicating the percent of time that our power plants are not capable of reaching full capacity due to forced outages and forced equipment limitations.
TRIR refers to Total Reportable Incident Rate, which is a measure of operational safety. TRIR is calculated as the sum of our lost time, restricted duty and other recordable cases as well as any fatality incidents during the year multiplied by 200,000 and then divided by total hours worked during the year. We did not have any fatality incidents during 2012.
Regulatory Compliance refers to the Compensation Committee evaluation of overall regulatory compliance based on consultation with the Chief Compliance Officer. This performance criterion was met as there were no events of material non-compliance in 2012.
Based on the extent to which we achieved the performance goals, as shown above, approximately $53.0 million was funded to the total CIP bonus pool for 2012 for allocation among the plan participants. With the exception of Mr. Deidiker, each named executive officer’s target and maximum incentive as a percentage of his base salary is set forth in his employment agreement or letter agreement. In the case of Mr. Deidiker, his maximum incentive is consistent with the terms of the CIP. Threshold incentive levels under the CIP are set at 60% of the target incentive percentage for all participants. The following table shows the incentive eligible earnings (base salary amount paid in 2012) and threshold, target and maximum incentive percentages and amounts for each named executive officer.

Name	Incentive Eligible Earnings	Target Incentive %	Maximum Incentive %	Incremental Incentive Rate		Incentive Calculation Overall Performance Score(2)	Incentive %(3)	Incentive Amount
Jack A. Fusco	$1,166,538	100%	200%	2.0	(1)	125.5%	151.0%	$1,761,472
John B. Hill	$665,000	90%	200%	2.22	(1)	125.5%	141.0%	$937,650
Zamir Rauf	$551,923	90%	200%	2.22	(1)	125.5%	141.0%	$778,211
W. Thaddeus Miller	$757,077	90%	200%	2.22	(1)	125.5%	141.0%	$1,067,479
Jim D. Deidiker	$377,515	60%	90%	1.0		125.5%	75.3%	$284,269	(4)
_______________

(1)
Incremental Incentive Rate equals the additional percentage of eligible earnings for each percent that Overall Performance Score exceeds 100%. Rate is calculated as the ratio of the difference between maximum and target incentive percentage and maximum and target Performance Score.

(2)	From 2012 CIP performance score calculation shown above.

(3)	Incentive % equals sum of Target Incentive plus product of excess of Overall Performance Score over 100% multiplied by Incremental Incentive Rate.

(4)	Incentive amount was adjusted from $284,269 to $325,000 as described below.
The Compensation Committee exercised discretion to reward Mr. Deidiker for his exceptional performance during fiscal 2012 in connection with the disposition of his responsibilities related to accelerated financial reporting deadlines set by our Board and senior management. As a result, Mr. Deidiker was awarded a bonus in excess of his target from the special bonus fund which is reported in the “Bonus” column of the “Summary Compensation Table.”
Equity Compensation. Effective January 31, 2008, our Board of Directors adopted, and our shareholders approved, the 2008 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is administered by the Compensation Committee, which has authority to grant the following types of awards to our directors, executive officers, employees and consultants: stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards, other stock-based awards or any combination of these types of awards. A total of 14,833,000 shares of common stock were reserved for grants of awards under the Equity Incentive Plan, which were increased by an additional 12,700,000 shares of common stock in 2010 as approved by our shareholders, subject to a further increase of 13,000,000 shares of common stock if the stockholders approve Proposal 3 described elsewhere in this proxy statement. The Equity Incentive Plan will terminate on January 31, 2018, unless terminated earlier by the Board of Directors. We have also granted sign-on options outside the Equity Incentive Plan (but subject to the same terms and conditions as those of the Equity Incentive Plan) to Messrs. Fusco, Hill and Miller, as described under “— Summary of Employment Agreements.”
Historically, equity awards granted to our named executive officers consisted primarily of stock options; however, as further described below, in December 2012 and February 2013, the Board approved awards of restricted stock and performance share units, as applicable, to Messrs. Fusco, Hill and Miller. In addition, Messrs. Rauf and Deidiker received grants of restricted stock and stock options in February 2012. Equity grants directly align our named executive officers’ interests with the interests of shareholders by rewarding increases in the value of our stock price. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility.
On December 21, 2012, in connection with the extensions of Messrs. Fusco and Miller’s employment agreements, and Mr. Hill’s promotion to President, the Board approved awards of 276,395, 74,018 and 84,267 shares of restricted stock under the Equity Incentive Plan to Messrs. Fusco, Hill and Miller, respectively. Prior to this award of restricted stock, Messrs. Fusco, Hill and Miller had previously only been granted stock options on a discretionary basis or, in the case of Mr. Hill, in conjunction with a promotion, and had not received any equity awards under Calpine’s annual equity award program. Pursuant to the terms of the Restricted Stock Award Agreements between the Company and the executives, such restricted stock awards will vest ratably on each of the first three anniversaries of the grant date, provided that the executive remains employed by the Company on such vesting dates, except as described below. In the event of (i) a change in control of the Company, (ii) termination by the Company without “cause” or by the executive for good reason, or (iii) termination due to death or disability, any outstanding restricted stock will immediately become fully vested. In the event of termination by the Company for “cause” or by the executive without good reason, all outstanding restricted stock will be forfeited.
Historically, equity awards granted to Messrs. Rauf and Deidiker have been made annually in the form of stock options and restricted stock. Annual equity grants to executive officers are generally approved by the Compensation Committee during their first meeting of the calendar year. Periodic grants to Messrs. Fusco, Miller and Hill had been made from time to time as determined appropriate by the Compensation Committee. Under the Company’s new program, all named executive officers will generally be eligible for equity awards each February. The amount of equity awards granted to our named executive officers are determined in consideration of general market pay trends in the industry, an evaluation of the Company’s and each individual named executive officer’s performance and in consideration of internal equity. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility.
Stock options have an exercise price that is at least equal to 100% of the fair market value of the common stock on the grant date and typically have a ten-year term, other than sign-on options granted to Messrs. Fusco, Hill and Miller, which have a seven-year term. Vesting for stock options and restricted stock is generally subject to continued employment, with exceptions in some cases for a change in control or termination due to death or retirement.
In February 2012, the Compensation Committee approved the 2012 annual grants of equity awards to Messrs. Rauf and Deidiker. The value of the equity awards granted to each individual was expressed as a percentage of base salary and was determined based on internal equity considerations, data regarding similar positions at other companies within our industry, differences in responsibilities within our Company for each of the named executive officers and their respective contributions to our overall corporate success. Based on recommendations from the Compensation Committee’s former independent compensation advisor at that time, in 2012 these percentages were 200% of base salary for Mr. Rauf and 100% of base salary for Mr. Deidiker. In making equity award grants to our most senior executives, we seek to closely align their interests with the long-term interests of our shareholders and reward the executives for an increase in the value of the Company’s stock price. Thus, the equity awards granted to Mr. Rauf and Mr. Deidiker consisted 70% of stock options and 30% of restricted stock. The stock options and restricted stock granted to Messrs. Rauf and Deidiker in 2012 also contained a three year cliff-vesting service requirement to encourage retention and provide an incentive to increase the Company’s stock price over the long-term. The stock options granted to Messrs. Rauf and Deidiker have an exercise price equal to the closing price of Calpine’s common stock on the grant date. See “ — Grants of Plan-Based Awards.”
An important aspect of the Company’s new compensation strategy features the performance share unit program which became effective with the first performance share awards in February 2013 and which we believe will help us further strengthen the link between pay and performance. Specifically, we believe that the revised long-term incentive award program, which provides for 50% of the shares awarded annually to be performance share units (except for Mr. Deidiker who will receive 40% of his long-term incentive in performance units) and the remaining 50% to be in the form of restricted stock awards, with stock option awards being eliminated, will more closely align the interests of the Company’s executives with those of our shareholders. Each performance unit will have the equivalent value of one share of Calpine common stock. TSR captures the total returns of a company’s stock to investors over the three-year performance period. The performance unit program will measure TSR by comparing the average stock price in the last month of the performance period to the average stock price in the month immediately prior to the start of the performance period, adjusting for stock splits and assuming dividends paid during the performance period are reinvested into additional shares.
In February 2013, the Compensation Committee approved awards of restricted stock and the first award of performance share units which will vest and be paid in cash based on the relative performance of the Company’s TSR over the three year performance period of January 1, 2013 through December 31, 2015 compared with the TSR performance of the S&P 500 companies over the same period. Payouts of the 2013 performance share awards will range from 0 to 200% of the target award based on the Company’s TSR ranking within the S&P 500 as shown below:

Percentile Rank within the S&P 500	Percent of Performance Units Earned
90th or higher	200%
80th	175%
70th	150%
60th	125%
50th	100%
40th	75%
30th	50%
Below 30th	0%
The following table sets forth restricted stock awards and performance share unit awards granted in February 2013 to our named executive officers:

Name	Title	Shares of Restricted Stock	Performance Share Units
Jack A. Fusco	Chief Executive Officer	135,869	135,869
John B. (Thad) Hill	President and Chief Operating Officer	37,386	37,386
Zamir Rauf	Executive Vice President and Chief Financial Officer	31,271	31,271
W. Thaddeus Miller	Executive Vice President, Chief Legal Officer and Secretary	42,563	42,563
Jim D. Deidiker	Senior Vice President and Chief Accounting Officer	12,734	8,489
Perquisites and Other Personal Benefits. We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”
Post-Employment Compensation Arrangements
To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on Company duties while employed by us. These post-employment severance benefits are provided through employment agreements and letter agreements as described more fully below under “— Summary of Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Severance Benefits. In January 2008, we adopted the Calpine Corporation Change in Control and Severance Benefits Plan (the “Severance Plan”), which is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. In 2012, the Board approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. For a further discussion of the Severance Plan, see “— Potential Payments Upon Termination or Change in Control” below. In 2012, we have amended the employment agreements of Messrs. Fusco, Hill and Miller to, among other things, eliminate tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws. For a further discussion of the Employment Agreements, see “— Potential Payments Upon Termination or Change in Control” below.
Retirement Benefits. Our executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits. Our primary objectives for providing retirement benefits are to partner with our employees to assist them in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs. Calpine does not have a defined benefit plan for employees not represented by a collective bargaining agreement, including our named executive officers.
Our primary retirement benefit is the Calpine Corporation Retirement Savings Plan (the “401(k) Plan”), a defined contribution plan. For our executive officers as well as all other non-bargaining unit employees, we match employee contributions 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests immediately. In addition, if an employee leaves our employment due to retirement, the employee can use any money remaining in his or her health reimbursement account to pay for post-employment medical insurance.
Officer Stock Ownership Policy
The Company does not have a stock ownership policy for executive officers or other employees. However, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates. See “— Summary of Employment Agreements.”

Clawback Provisions
The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, include a three-year clawback provision related to any after-tax portion of income realized from the exercise of their sign-on options in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), precludes a public corporation from deducting for federal income tax purposes compensation in excess of $1 million in any taxable year for its chief executive officer or any of its three other highest paid executive officers, not including the chief financial officer (for these purposes, the “Named Executives”). Certain performance-based compensation is not subject to that limitation. As part of its role, the Compensation Committee considers the anticipated tax treatment to us and the executive officers in its review and establishment of compensation programs and payments. In general, the Compensation Committee believes that it is in our best interest to receive maximum tax deductions for compensation paid to the Named Executives. In general, we intend to pay performance-based compensation, including equity compensation, in a manner that preserves our ability to deduct the amounts paid to executive officers, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible under certain circumstances. Stock options granted to the named executive officers under the Equity Incentive Plan during 2012 qualified as performance-based compensation that is not subject to the Section 162(m) deduction limitation. Restricted stock that has been granted to Named Executives and amounts paid to Named Executives under the CIP are subject to such deduction limitation. However, due to our substantial net operating loss carryforwards from bankruptcy, this has no impact on our post-tax results.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and the Company’s 2012 annual report.
Frank Cassidy (Chair)
Robert A. Mosbacher, Jr.
William E. Oberndorf
Denise M. O’Leary

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2012, 2011 and 2010 by (i) each person serving as a principal executive officer during the year ended December 31, 2012, (ii) each person serving as a principal financial officer during the year ended December 31, 2012, (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2012 and (iv) up to two additional individuals who would have been included among the three other most highly-compensated individuals but for the fact that the individual was not serving as an executive officer of the Company on December 31, 2012 (collectively, “the named executive officers”):

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
Jack A. Fusco	2012	1,180,499	—	4,999,986	—	1,761,472	19,253	7,961,210
Chief Executive Officer	2011	1,068,790	—	—	—	1,013,557	53,039	2,135,386
	2010	1,045,846	—	—	1,566,000	1,139,180	53,039	3,804,065

John B. Hill	2012	670,676	—	1,338,986	—	937,650	12,500	2,959,812
President and Chief	2011	651,439	—	—	—	565,110	20,130	1,236,679
Operating Officer	2010	631,839	—	—	2,085,000	638,906	20,380	3,376,125

Zamir Rauf	2012	558,280	—	325,169	716,249	778,211	12,500	2,390,409
Executive Vice President	2011	530,995	—	—	818,882	451,419	12,250	1,813,546
and Chief Financial Officer	2010	504,712	—	—	324,628	502,435	12,250	1,344,025

W. Thaddeus Miller	2012	771,676	—	1,524,390	—	1,067,479	14,751	3,378,296
Executive Vice President,	2011	758,753	—	—	—	640,347	12,250	1,411,350
Chief Legal Officer and	2010	738,943	—	—	487,200	737,035	12,250	1,975,428
Secretary

Jim D. Deidiker	2012	383,097	40,731	110,339	243,056	284,269	12,500	1,073,992
Senior Vice President and	2011	375,938	—	100,257	241,734	212,267	12,250	942,446
Chief Accounting Officer	2010	360,531	—	—	185,428	223,074	12,250	781,283

Gary M. Germeroth	2012	204,337	—	80,837	178,057	—	845,238	1,308,469
Former Executive Vice
President and Chief Risk
Officer
______________

(1)	The amount of $40,731 paid to Mr. Deidiker represents a discretionary adjustment of his CIP bonus in excess of his target.

(2)
The amounts set forth next to each award represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The stock awards were issued in the form of restricted stock. For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2012 annual report.

(3)	Bonus paid pursuant to the CIP and/or the named executive officer’s employment agreement or letter agreement, as applicable.

(4)
For 2012, the amounts set forth under “All Other Compensation” include $12,500 of employer contributions to the Company’s 401(k) plan. For Mr. Fusco and Mr. Miller, the amount also includes $6,753 and $2,251, respectively, in legal fees in connection with the First Fusco Amendment and the First Miller Amendment, which are valued at actual costs billed by outside vendors. For Mr. Germeroth, the amount also includes $765,691 in severance payments in connection with his employment termination in July 2012 and $67,047 in compensation related to a consulting agreement to ensure an orderly transfer of his prior responsibilities.
Grants of Plan-Based Awards
The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during 2012. The non-equity awards described below were made under the CIP. The equity awards described below were made under the Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units(2) (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jack A. Fusco	12/21/2012	—	—	—	276,395	—	—	4,999,986
	—	699,923	1,166,538	2,333,076	—	—	—	—

John B. Hill	12/21/2012	—	—	—	74,018	—	—	1,338,986
	—	359,100	598,500	1,330,000	—	—	—	—

Zamir Rauf	2/29/2012	—	—	—	—	138,272	15.31	716,249
	2/29/2012	—	—	—	21,239	—	—	325,169
	—	298,038	496,731	1,103,846	—	—	—	—

W. Thaddeus Miller	12/21/2012	—	—	—	84,267	—	—	1,524,390
	—	408,822	681,369	1,514,154	—	—	—	—

Jim D. Deidiker	2/29/2012	—	—	—	—	46,922	15.31	243,056
	2/29/2012	—	—	—	7,207	—	—	110,339
	—	135,905	226,509	339,764	—	—	—	—

Gary M. Germeroth	2/29/2012	—	—	—	5,280	—	—	80,837
	2/29/2012	—	—	—	—	34,374	15.31	178,057
______________

(1)
Amounts represent estimated possible payments under the CIP. Actual amounts paid under the CIP for 2012 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan.”

(2)
Includes restricted stock granted on February 29, 2012 with a three year cliff-vesting service requirement and restricted stock granted on December 21, 2012 that vest ratably on each of the first three anniversary dates of the grant date.

Summary of Employment Agreements
Certain of the amounts shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment or letter agreements, as the case may be. The material terms of those agreements are summarized below:
Jack A. Fusco
Chief Executive Officer and Director
In connection with the appointment of Mr. Fusco as President and Chief Executive Officer, we entered into an employment agreement with him effective August 10, 2008, for a five-year term. Under the agreement, Mr. Fusco was entitled to an annual base salary of $1,000,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 100% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary.

On December 21, 2012, the Board approved an amendment, effective December 21, 2012 (the “First Fusco Amendment”), to his employment agreement which extends the current term of his employment agreement through December 31, 2015 (the “Extended Term”). Mr. Fusco has served as the Company’s President and Chief Executive Officer since August 2008 when he joined the Company. Pursuant to the First Fusco Amendment, Mr. Fusco resigned as the Company’s President effective December 21, 2012, but will continue to serve as the Company’s Chief Executive Officer and a member of the Board through the Company’s Annual Meeting of Shareholders in May 2014 (the “Initial Term”). Immediately following the Initial Term, and upon his election to the Board, Mr. Fusco will resign as the Company’s Chief Executive Officer and continue to be employed as the Company’s Executive Chairman through the remainder of the Extended Term.

Under the First Fusco Amendment, Mr. Fusco is entitled to receive an annual base salary during the Initial Term of $1,300,000 and an annual base salary during the remainder of the Extended Term of 50% of his base salary in effect at the end of the Initial Term. The First Fusco Amendment also provides that Mr. Fusco is entitled during the Extended Term to receive the annual cash target performance bonus that was provided for under the employment agreement, and that for the 2015 fiscal year, he is entitled to receive a bonus based on actual achievement of 2015 performance targets, provided that he remains employed through the end of the Extended Term.

On February 28, 2013, the Board approved another amendment, effective February 28, 2013 (the “Second Fusco Amendment,” together with the First Fusco Amendment, the “Fusco Amendments”), to Mr. Fusco’s employment agreement. Pursuant to the Fusco Amendments, Mr. Fusco is entitled to receive the following equity-based awards under the Company’s 2008 Amended and Restated Equity Incentive Plan: (i) no later than December 31, 2012, restricted stock equal to $5,000,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which award will vest ratably on each of the first three anniversaries of the grant date; (ii) no later than each of February 28, 2013 and February 28, 2014, performance shares equal to $2,500,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which awards will vest on the third anniversary of the grant date and be settled within ten days of the applicable vesting date in cash equal to the product of the fair market value on the vesting date of a share of the Company’s common stock multiplied by 0% to 200% of the number of performance shares granted, based on actual performance against predetermined threshold, target and maximum performance goals, as set forth in the applicable award agreements; (iii) no later than each of February 28, 2013 and February 28, 2014, shares of restricted stock equal to $2,500,000 divided by the fair market value of a share of the Company’s common stock as of the grant date, which awards will vest ratably on each of the first three anniversaries of the grant; and (iv) following the Company’s 2015 Annual Meeting of Shareholders but no later than May 31, 2015, an equity award provided for under the directors’ compensation program then in effect, which award will vest upon expiration of the Extended Term. The Fusco Amendments provide that any grant or vesting of the foregoing equity awards is conditioned upon Mr. Fusco’s remaining employed by the Company on such grant or vesting date, respectively, except as described below. In the event of a change in control of the Company, the performance shares and the restricted stock will immediately become fully vested, and the performance shares will be settled in accordance with Mr. Fusco’s award agreement. In the event that Mr. Fusco’s employment is terminated by the Company without cause or by him for good reason, the restricted stock will immediately become fully vested, and the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Fusco’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Fusco’s employment terminates by reason of disability or death, the performance shares and the restricted stock will immediately become fully vested, and the performance shares will be settled within ten days of the termination date in cash based on performance at 100% target level. If Mr. Fusco remains employed through the end of the Extended Term, the restricted stock will immediately become fully vested, and the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Fusco’s compliance with the restrictive covenants in his employment agreement through the original payment dates. In the event that Mr. Fusco’s employment is terminated by the Company for “cause” or by Mr. Fusco without good reason, all of his unvested performance shares and restricted stock will be forfeited.

Pursuant to the First Fusco Amendment, Mr. Fusco will no longer be entitled to a gross up payment in the event that any amounts under his employment agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Section 4999 of the IRC or the interest and additional tax imposed by IRC Section 409A(a)(1)(B). If any amounts will become subject to the excise tax imposed by IRC Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. Additionally, pursuant to the First Fusco Amendment, Mr. Fusco is no longer entitled to an annual car allowance of $30,000.

Pursuant to his employment agreement, Mr. Fusco also was granted a sign-on option to purchase 5,394,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 4,144,000 shares were granted outside of the Equity Incentive Plan, but subject to the same terms and conditions as set forth in the Equity Incentive Plan. The option was granted in four tranches of 1,075,000, 1,271,000, 1,435,000 and 1,613,000 shares of common stock, with each tranche having a per share exercise price of $15.99, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term and will vest ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Fusco commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, his employment agreement requires that Mr. Fusco hold shares equal to at least 50% of the after-tax proceeds of each option exercise until his employment with the Company terminates. In the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the employment agreement. In the event Mr. Fusco’s employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Fusco’s employment is terminated by us without cause or if Mr. Fusco resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of 24 months following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Fusco is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Fusco terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The employment agreement provides that in the event Mr. Fusco is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option and the equity-based awards under the Fusco Amendments as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 24 months following the date of termination; and outplacement services for a period of up to 24 months following such termination. In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to 36 months following such termination.
The employment agreement also contains non-solicitation and non-competition restrictive covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the amended employment agreement is intended to comply with the provisions of Section 409A of the IRC.

John B. Hill
President and Chief Operating Officer
In connection with the appointment of Mr. Hill as Executive Vice President and Chief Commercial Officer (currently our President and Chief Operating Officer), we entered into a letter agreement with him effective September 1, 2008. Under the letter agreement, which provides that Mr. Hill’s employment is “at will,” Mr. Hill is entitled to an annual base salary of $600,000, subject to annual review for increase at the discretion of the Compensation Committee and is eligible for an annual cash target performance bonus equal to 90% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary. On November 3, 2010, Mr. Hill was appointed as Executive Vice President and Chief Operating Officer. In connection with his appointment, he received an option to purchase 300,000 shares of common stock at $12.13 per share and his annual base salary was increased to $650,000.
On December 21, 2012, the Board appointed Mr. Hill as the Company’s President, effective December 21, 2012, and approved an amendment, effective December 21, 2012 (the “Hill Amendment”), to his letter agreement to reflect such appointment. Pursuant to the Hill Amendment, Mr. Hill will continue to serve as the Company’s Chief Operating Officer. Additionally, Mr. Hill will no longer be entitled to a gross-up payment in the event that any amounts under the employment agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Code Section 4999, or the interest and additional tax imposed by Code Section 409A(a)(1)(B). The Hill Amendment further provides that Mr. Hill will be treated as a Tier 2 participant in the Calpine Corporation Change in Control and Severance Benefits Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control and Severance Benefits Plan.” Mr. Hill is also eligible for the additional severance benefits described under “Potential Payments Upon Termination or Change in Control — Summary of Employment Agreements — John B. Hill.” There were no other changes to Mr. Hill’s compensation arrangements. There were no arrangements or understandings by which Mr. Hill was appointed President.

Pursuant to the letter agreement, Mr. Hill also was granted a sign-on option to purchase 1,314,734 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 64,734 shares were granted outside of the Equity Incentive Plan, but are generally subject to the same terms and conditions as are set forth in the Equity Incentive Plan. The option was granted in four tranches of 262,083, 309,920, 349,705 and 393,026 shares of common stock, with such tranches having a per share exercise price of $18.00, $21.60, $24.30 and $27.00, respectively. The option has a seven year term and each tranche will vest ratably, subject to continued employment, on the first, second, third, fourth and fifth anniversaries of the grant date. If Mr. Hill commits a willful and intentional act resulting in a material restatement of our earnings, the proceeds of the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the letter agreement requires that Mr. Hill hold shares equal to at least 50% of the after tax proceeds of each option exercise until his employment terminates. In the event of a change in control of the Company, vesting of the option will immediately accelerate and the option will be cashed out in accordance with the terms set forth in the stock option agreement. If Mr. Hill’s employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Hill’s employment is terminated by us without cause or if Mr. Hill resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Hill terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
Pursuant to the letter agreement, Mr. Hill has agreed to certain non-solicitation and non-competition restrictive covenants (which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the letter agreement and the Hill Amendment are intended to comply with the provisions of Section 409A of the IRC.
Zamir Rauf
Executive Vice President and Chief Financial Officer
In connection with the appointment of Mr. Rauf as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Rauf effective December 11, 2008. Under the agreement, Mr. Rauf is entitled to a bi-weekly base salary of $18,269 (annualized at $475,000). In addition, Mr. Rauf is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 90% of pro-rated annual base salary, with a maximum annual performance bonus opportunity of 200% of annual base salary. In December 2008, Mr. Rauf received, in accordance with his letter agreement, options to purchase 100,000 shares of common stock under the Equity Incentive Plan. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Mr. Rauf is a Tier 3 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”
W. Thaddeus Miller
Executive Vice President, Chief Legal Officer and Secretary
In connection with the appointment of Mr. Miller as Executive Vice President and Chief Legal Officer, we entered into an employment agreement with him effective August 11, 2008, for a five-year term. Under the agreement, Mr. Miller is entitled to an annual base salary of $700,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 90% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary.
On December 21, 2012, the Board approved an amendment, effective December 21, 2012 (the “First Miller Amendment”) to the employment agreement. The First Miller Amendment extends the current term of the employment agreement through December 31, 2015 (the “Extended Term”). Under the First Miller Amendment, Mr. Miller is entitled to receive an annual base salary during the Extended Term of $762,200. The First Miller Amendment also provides that Mr. Miller is entitled during the Extended Term to receive the annual cash target performance bonus that was provided for under the employment agreement, and that for the 2015 fiscal year, he is entitled to receive a bonus based on actual achievement of 2015 performance targets, provided that he remains employed through the end of the Extended Term.

On February 28, 2013, the Board approved another amendment, effective February 28, 2013 (the “Second Miller Amendment,” together with the First Miller Amendment, the “Miller Amendments”), to Mr. Miller’s employment agreement.

Pursuant to the Miller Amendments, Mr. Miller is entitled to receive the following equity-based awards under the Company’s 2008 Amended and Restated Equity Incentive Plan: (i) no later than December 31, 2012, restricted stock equal to 200% of Mr. Miller’s annual base salary on the grant date divided by the fair market value of a share of the Company’s common stock as of the grant date, which award will vest ratably on each of the first three anniversaries of the grant date; (ii) no later than February 28 of each of 2013, 2014 and 2015, performance shares in a number to be determined by the Compensation Committee of the Board, which awards will vest on the third anniversary of the grant date and be settled within ten days of the applicable vesting date in cash equal to the product of the fair market value of shares of the Company’s common stock on the vesting date multiplied by 0% to 200% of the number of performance shares granted, based on actual performance against predetermined threshold, target and maximum performance goals, as set forth in the applicable award agreements; and (iii) no later than February 28 of each of 2013, 2014 and 2015, shares of restricted stock in a number to be determined by the Compensation Committee of the Board, which awards will vest ratably on each of the first three anniversaries of the grant date. The Miller Amendments provide that any grant or vesting of the foregoing equity awards is conditioned upon Mr. Miller’s remaining employed by the Company on such grant or vesting date, respectively, except as described below. In the event of a change in control of the Company, the performance shares and the restricted stock will immediately become fully vested. In the event that Mr. Miller’s employment is terminated by the Company without cause or by him for good reason, the restricted stock will immediately become fully vested, and the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Miller’s employment terminates by reason of disability or death, the performance shares and the restricted stock will immediately become fully vested, and the performance shares will be settled within ten days of the termination date in cash based on performance at 100% target level. If Mr. Miller remains employed through the end of the Extended Term, the restricted stock will immediately become fully vested, and the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates. In the event that Mr. Miller’s employment is terminated by the Company for cause or by Mr. Miller without good reason, all of his performance shares and restricted stock will be forfeited.

Pursuant to the First Miller Amendment, Mr. Miller will no longer be entitled to a gross up payment in the event that any amounts under the employment agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Code Section 4999, or the interest and additional tax imposed by Code Section 409A(a)(1)(B). If any amounts will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction.

Pursuant to the employment agreement, Mr. Miller also was granted a sign-on option to purchase 1,678,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Incentive Plan and (ii) 428,000 shares were granted outside of the Equity Incentive Plan, but subject to the same terms and conditions as set forth in the Equity Incentive Plan. The option was granted in four tranches of 345,000, 394,000, 443,000 and 496,000 shares of common stock, with each tranche having a per share exercise price of $16.60, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term and will vest ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Miller commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the employment agreement requires that Mr. Miller hold shares equal to at least 50% of the after-tax proceeds of each option exercise until his employment with the Company terminates. In the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the employment agreement. In the event Mr. Miller’s employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Miller’s employment is terminated by us without cause or if Mr. Miller resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Miller terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The employment agreement provides that in the event Mr. Miller is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option and the equity-based awards under the Miller Amendments as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and outplacement services for a period of up to 18 months following such termination. In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control of the Company or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits will continue for a period of up to three years following such termination.
The employment agreement also contains non-solicitation and non-competition restrictive covenants (each of which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the amended employment agreement is intended to comply with the provisions of Section 409A of the IRC.
Jim D. Deidiker
Senior Vice President and Chief Accounting Officer
In connection with the appointment of Mr. Deidiker as Senior Vice President and Chief Accounting Officer, we entered into a letter agreement with Mr. Deidiker effective January 6, 2009. Under the agreement, Mr. Deidiker is entitled to a bi-weekly salary of $13,077 (annualized at $340,000). In addition, Mr. Deidiker is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 60% of pro-rated annual base salary. In January 2009, Mr. Deidiker received, in accordance with his letter agreement, options to purchase 50,000 shares of common stock. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Pursuant to his letter agreement, Mr. Deidiker became eligible to participate in future equity grants beginning in 2010. Mr. Deidiker is a Tier 4 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2012, for each named executive officer:

	Option Awards					Stock Awards
								Market Value of
	Number of Securities		Option			Number of		Shares or Units
	Underlying Unexercised		Exercise	Option		Shares or Units of Stocks		of Stock That Have
	Options (#)		Price	Expiration		That Have Not Vested		Not Vested(1)
Name	Exercisable	Unexercisable	($)	Date		(#)		($)
Jack A. Fusco	860,000	215,000	15.99	8/10/2015	(2)
	1,016,800	254,200	19.19	8/10/2015	(2)
	1,148,000	287,000	21.59	8/10/2015	(2)
	1,290,400	322,600	23.99	8/10/2015	(2)
	300,000	—	9.49	5/7/2019	(3)
	—	1,800,000	12.64	8/10/2015	(4)	276,395	(5)	5,011,041

John B. Hill	209,666	52,417	18.00	9/1/2015	(6)
	247,936	61,984	21.60	9/1/2015	(6)
	279,764	69,941	24.30	9/1/2015	(6)
	314,420	78,606	27.00	9/1/2015	(6)
	100,000	—	9.49	5/7/2019	(3)
	—	900,000	12.64	9/1/2015	(4)
	—	300,000	12.13	11/3/2020	(7)	74,018	(5)	1,341,946

Zamir Rauf	23,200	—	16.90	1/31/2018	(8)
	21,700	—	18.38	3/5/2018	(9)
	100,000	—	8.01	12/17/2018	(10)
	—	69,963	11.24	2/24/2020	(11)
	—	149,431	14.30	2/14/2021	(12)
	—	138,272	15.31	2/28/2022	(13)	21,239	(13)	385,063

W. Thaddeus Miller	276,000	69,000	16.60	8/11/2015	(14)
	315,200	78,800	19.19	8/11/2015	(14)
	354,400	88,600	21.59	8/11/2015	(14)
	396,800	99,200	23.99	8/11/2015	(14)
	100,000	—	9.49	5/7/2019	(3)
	—	560,000	12.64	8/11/2015	(4)	84,267	(5)	1,527,761

Jim D. Deidiker	50,000	—	8.25	1/7/2019	(15)
	—	39,963	11.24	2/24/2020	(11)
	—	44,112	14.30	2/14/2021	(12)	7,011	(12)	127,109
	—	46,922	15.31	2/28/2022	(13)	7,207	(13)	130,663
_______________

(1)
The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2012 ($18.13) multiplied by the number of shares of stock subject to the award.

(2)	Granted on August 10, 2008 and vests 20% annually from the date of grant.

(3)	Granted on May 7, 2009 and vests 100% on the third anniversary of the date of grant.

(4)
Granted on August 11, 2010, the options vest 100% on August 10, 2013 for Mr. Fusco and on August 11, 2013 for each of Messrs. Hill and Miller. These options are designed to complement the 2008 sign-on options, which were intended to provide a competitive compensation opportunity for five years of employment assuming historical rates of industry market capitalization. These options reduce in number if the market price of the common stock on the date of exercise exceeds certain thresholds. If on the date of exercise of the option, the New York Stock Exchange closing price of a share of Company Common Stock exceeds the exercise price plus 25% ($15.80), then the number of shares underlying the option that may be exercised on that date of exercise shall be reduced on a straight-line basis, beginning when such closing price on the date of exercise exceeds $15.80 and ending when such closing price equals or exceeds $27.50 per share at which closing price the number of shares underlying the option shall be reduced to zero shares; thus, filling an incentive void that was created when industry stock prices (including Calpine’s stock) suffered significant declines while, at the same time, not providing an engorgement of reward from what was originally intended if Calpine’s stock prices return to higher, historical rates of industry market capitalization in the future.

(5)	Granted on December 21, 2012 and vests ratably on each of the first three anniversaries of the date of grant.

(6)	Granted on September 1, 2008 and vests 20% annually from the date of grant.

(7)	Granted on November 3, 2010 and vests 100% on the third anniversary of the date of grant.

(8)	Granted on January 31, 2008 and vests 50% every 18 months from the date of grant.

(9)	Granted on March 5, 2008 and vests ratably on each of the first three anniversaries of January 31, 2008.

(10)	Granted on December 17, 2008 and vests ratably on each of the first three anniversaries of the date of grant.

(11)	Granted on February 24, 2010 and vests 100% on the third anniversary of the date of grant.

(12)	Granted on February 14, 2011 and vests 100% on the third anniversary of the date of grant.

(13)	Granted on February 29, 2012 and vests 100% on the third anniversary of the date of grant.

(14)	Granted on August 11, 2008 and vests 20% annually from the date of grant.

(15)	Granted on January 7, 2009 and vests ratably on each of the first three anniversaries of the date of grant.
Option Exercises and Stock Vested
The following table provides information concerning option exercises during 2012 for each named executive officer (no stock awards vested in 2012 for our named executive officers):

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jack A. Fusco	—	—
John B. Hill	—	—
Zamir Rauf	—	—
W. Thaddeus Miller	—	—
Jim D. Deidiker	—	—
Gary M. Germeroth	37,600	205,823
Potential Payments Upon Termination or Change in Control
Effective January 31, 2008, we adopted our Severance Plan (the “Severance Plan”), which provides eligible employees, including executive officers, whose employment is involuntarily terminated by us without cause, by the employee with good reason, or in connection with a change in control, with certain severance benefits, including a lump sum payment based upon (i) the employee’s position and (ii) base salary and target bonus. In 2012, the Board approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. In addition, each of Messrs. Fusco, Miller and Hill have agreements with us that provide for certain severance benefits as described below. The amount of compensation payable to each named executive officer in the event of a termination of employment, or a change in control, on December 31, 2012, is described below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Change in Control and Severance Benefits Plan
Under the Severance Plan, employees who are Senior Vice Presidents or above are eligible for certain post-employment benefits, which vary depending upon (i) the tier assigned to the employee and (ii) whether a change in control or termination of employment occurs. As of December 31, 2012, Mr. Hill participated as Tier 2 participant, Mr. Rauf participated as a Tier 3 participant and Mr. Deidiker participated as a Tier 4 participant, in the Severance Plan. Any severance benefits for which Messrs. Fusco and Miller may be eligible would be provided under their respective amended employment agreements and not under the Severance Plan.
Severance and Benefits in Connection with a Change in Control. With respect to each participant in the Severance Plan, upon the occurrence of a change in control, notwithstanding the provisions of any other benefit plan or agreement:

•	each outstanding option held by a participant shall become automatically vested and exercisable;

•
options outstanding as of January 31, 2008, shall remain exercisable by such participant until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would have otherwise expired, but in no event beyond the original term of such option;

•
options granted after January 31, 2008, shall remain exercisable by such participant for a period of (i) three years in the case of a Tier 1 participant, (ii) two years in the case of a Tier 2 participant or (iii) one year in the case of a Tier 3 participant, beyond the date at which the option would have otherwise expired, but in no event beyond the original term of such option; and

•
the vesting restrictions on all other awards relating to common stock (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by a participant shall immediately lapse and in the case of restricted stock units and stock appreciation rights shall become immediately payable.

In the event that a participant’s employment is terminated within 24 months following a change in control or within three months following a potential change in control (provided that a change in control occurs within six months following such potential change in control) and upon the occurrence of (i) a Tier 1 participant’s termination of employment for any reason other than by us for cause or (ii) the termination of a Tier 2, Tier 3 or Tier 4 participant’s employment by us without cause, or by such participant for good reason, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
a lump sum payment within 60 days following termination in an amount equal to 2.99 times (in the case of a Tier 1, Tier 2 or Tier 3 participant) or 1.99 times (in the case of a Tier 4 participant) the sum of (a) the participant’s highest annual salary in the three years preceding the termination and (b) the participant’s target bonus for the year of termination or for the year in which the change in control occurred, whichever is larger; plus

•
a lump sum payment for all “accrued obligations,” defined as all unused vacation time and all accrued but unpaid compensation earned by such participant as of the termination date, to be paid as soon as practicable following the termination date; and

•
continued coverage for the participant and his or her dependents under all health care, medical and dental insurance plans and programs (excluding disability) maintained by us under which the participant was covered immediately prior to his or her termination date, to be provided (concurrently with any health care benefit required under COBRA), in the case of a Tier 1, Tier 2 or Tier 3 participant, for a period of 36 months following termination, and, in the case of a Tier 4 participant, for a period of 24 months following termination, at the same cost sharing between us and such participant as applies to a similarly situated active employee.

Severance and Benefits Not in Connection with a Change in Control. In the event that a participant’s employment is terminated by the participant for good reason or by us without cause, and not in connection with a change in control, as described above, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
In the case of a Tier 1 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 2.0 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date;

•
In the case of a Tier 2 or Tier 3 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 1.5 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; and

•
In the case of a Tier 4 participant, (i) a lump sum payment within 60 days following termination in an amount equal to the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date.

In addition to the above, for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4), following the termination date, the participant and his or her dependents shall receive continued health care benefits at the same cost sharing between us and such participant as a similarly situated active employee, to be provided concurrently with any health care benefit required under COBRA.
Provisions Applicable Whether or Not Termination is in Connection with a Change in Control. In addition, participants entitled to benefits in connection with a severance or change in control are also entitled to receive outplacement benefits at our expense beginning on such participant’s termination date for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4).
As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-solicitation, non-disclosure, non-disparagement and release agreements with us.
Effective December 21, 2012, the Board approved an amendment (the “Severance Plan Amendment”) to the Severance Plan. Pursuant to the Severance Plan Amendment, Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. If any amounts will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. A Tier 4 participant is not entitled to receive a gross-up payment under the Severance Plan, and any severance payments to a Tier 4 participant shall be reduced to the extent necessary so that no portion of the severance payments is subject to the excise tax, but only if the net after-tax payments as so reduced are at least equal to the unreduced payments that the Tier 4 participant would have received after payment of all taxes, including the excise tax.

If any participant is a “specified employee” under Section 409A of the IRC, any benefits to be paid or received under the Severance Plan are to be delayed in accordance with the IRC. Other than Mr. Hill being designated as a Tier 2 participant under the Severance Plan in connection with his promotion to President in December 2012, no new participants were added to Tier 1, Tier 2, or Tier 3 in 2012.
Termination Provisions of Employment Agreements
Jack A. Fusco
Pursuant to our agreement with Mr. Fusco, described further above under “— Summary of Employment Agreements,” if Mr. Fusco is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of two years following the date of termination; and

•	outplacement services for a period of up to 24 months following such termination.
In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the sign-on option granted to Mr. Fusco:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Fusco’s employment is terminated by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Fusco’s employment is terminated by us without cause or if Mr. Fusco resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Fusco’s employment is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Fusco terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

In addition, with respect to the equity-based awards granted to Mr. Fusco pursuant to the Fusco Amendments:

•
in the event of a change in control of the Company, the performance shares and restricted stock will immediately become fully vested, and the performance shares will be settled in accordance with the applicable award agreement;

•
if Mr. Fusco’s employment is terminated by us without cause or by him for good reason, (i) the restricted stock will immediately become fully vested, and (ii) the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Fusco’s compliance with the restrictive covenants in Mr. Fusco’s employment agreement through the original payment dates;

•
if Mr. Fusco’s employment terminates by reason of disability or death, the performance shares and the restricted stock will immediately become fully vested, and the performance shares will be settled within ten days of the termination date in cash based on performance at 100% target level; and

•	if Mr. Fusco’s employment is terminated by us for cause or by Mr. Fusco without good reason, all of his unvested performance shares and restricted stock will be forfeited.
John B. Hill
Pursuant to the letter agreement dated September 1, 2008, between us and Mr. Hill, Mr. Hill has been designated as a Tier 3 participant in the Severance Plan. In addition to the payments and benefits under the Severance Plan, as described above, the letter agreement provides that Mr. Hill will also be entitled to a prorated bonus for the year in which his employment is terminated without cause or he resigns for good reason and, with respect to the sign-on option granted to Mr. Hill:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Hill’s employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Hill’s employment is terminated by us without cause or if Mr. Hill resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Hill terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

W. Thaddeus Miller
Pursuant to our agreement with Mr. Miller, described further above under “— Summary of Employment Agreements,” if Mr. Miller is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and

•	outplacement services for a period of up to 18 months following such termination.
In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the sign-on option granted to Mr. Miller:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Miller’s employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Miller’s employment is terminated by us without cause or if Mr. Miller resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Miller terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

In addition, with respect to the equity-based awards granted to Mr. Miller pursuant to the Miller Amendments:

•
in the event of a change in control of the Company, the performance shares and the restricted stock will immediately become fully vested, and the performance shares will be settled in accordance with the applicable award agreement;

•
if Mr. Miller’s employment is terminated by us without cause or by him for good reason, (i) the restricted stock will immediately become fully vested, and (ii) the performance shares will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates

•
if Mr. Miller’s employment terminates by reason of disability or death, the performance shares and restricted stock will immediately become fully vested, and the performance shares will be settled within ten days of the termination date in cash based on performance at 100% target level; and

•	if Mr. Miller’s employment is terminated by us for cause or by Mr. Miller without good reason, all of his unvested performance shares and restricted stock will be forfeited.
Effect of Termination Events or Change in Control on Unvested Equity Awards
The majority of the equity awards granted to our named executive officers through December 31, 2012, were granted under the Equity Incentive Plan. Unvested options issued under the Equity Incentive Plan terminate upon termination of employment and optionees generally have three months following termination of employment to exercise their vested options (unless the option terminates earlier pursuant to its terms). Unless otherwise set forth in an award agreement, unvested restricted stock is forfeited upon a termination of employment. Unvested options and restricted stock fully vest upon a change in control. Amounts payable to each of our executive officers based on a termination event or a change in control are set forth below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Quantification of Potential Payments Upon Termination or Change in Control
The following table sets forth potential benefits that each named executive officer would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including a termination for cause, resignation without good reason, a termination without cause, resignation with good reason, and termination without cause or resignation with good reason in each case in connection with a change in control, or in the event of a change in control without termination. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated, and/or a change in control occurred on December 31, 2012. “Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario. Mr. Germeroth’s employment with the Company terminated in September 2012 and he received the separation benefits discussed below.
The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Termination by Company for Cause or Resignation by Executive Without Good Reason	Termination by Company Without Cause	Resignation by Executive with Good Reason	Termination by Company Without Cause, or Resignation by Executive With Good Reason, in Connection with Change in Control	Change in Control Without Termination	Death
Jack A. Fusco
Cash Compensation(1)	$—	$4,800,000	$4,800,000	$7,200,000	$—	$—
Health and Welfare Benefits(2)	—	47,424	47,424	71,136	—	71,136
Outplacement(2)	—	55,000	55,000	55,000	—	—
Unvested Options(3)	—	8,374,144	8,374,144	8,374,144	8,374,144	8,374,144
Unvested Stock Awards(4)	—	5,011,041	5,011,041	5,011,041	5,011,041	5,011,041
TOTAL	$—	$18,287,609	$18,287,609	$20,711,321	$13,385,185	$13,456,321
John B. Hill
Cash Compensation(1)	$—	$1,908,075	$1,908,075	$3,803,430	$—	$—
Health and Welfare Benefits(2)	—	35,568	35,568	71,136	—	35,568
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	5,763,836	5,763,836	5,763,836	5,763,836	5,763,836
Unvested Stock Awards(4)	—	1,341,946	1,341,946	1,341,946	1,341,946	1,341,946
TOTAL	$—	$9,099,425	$9,099,425	$11,030,348	$7,105,782	$7,141,350
Zamir Rauf
Cash Compensation(1)	$—	$1,596,000	$1,596,000	$3,181,360	$—	$—
Health and Welfare Benefits(2)	—	35,568	35,568	71,136	—	—
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	1,444,293	1,444,293	1,444,293	1,444,293	1,444,293
Unvested Stock Awards(4)	—	385,063	385,063	385,063	385,063	385,063
TOTAL	$—	$3,510,924	$3,510,924	$5,131,852	$1,829,356	$1,829,356
W. Thaddeus Miller
Cash Compensation(1)	$—	$2,172,270	$2,172,270	$4,344,540	$—	$—
Health and Welfare Benefits(2)	—	23,724	23,724	47,448	—	47,448
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	2,567,720	2,567,720	2,567,720	2,567,720	2,567,720
Unvested Stock Awards(4)	—	1,527,761	1,527,761	1,527,761	1,527,761	1,527,761
TOTAL	$—	$6,341,475	$6,341,475	$8,537,469	$4,095,481	$4,142,929
Jim D. Deidiker
Cash Compensation(1)	$—	$608,112	$608,112	$1,210,143	$—	$—
Health and Welfare Benefits(2)	—	15,816	15,816	31,632	—	—
Outplacement(2)	—	40,000	40,000	40,000	—	—
Unvested Options(3)	—	576,614	576,614	576,614	576,614	576,614
Unvested Stock Awards(4)	—	257,772	257,772	257,772	257,772	257,772
TOTAL	$—	$1,498,314	$1,498,314	$2,116,161	$834,386	$834,386
______________

(1)
Amounts represented assume that no executive received payment from any displacement program, supplemental unemployment plan or other separation benefit which would decrease the amount of the above payments, where applicable. The amounts would be paid as a lump sum but have been calculated without any present-value discount and assuming that base pay would continue at 2012 rates.

(2)
Using generally accepted accounting principles for purposes of the Company’s financial statements, continued health and welfare benefits were valued at the amount of $1,976 per month (for family coverage) which applied to Messrs. Fusco, Rauf and Hill and $1,318 per month (for employee and spouse coverage) which applied to Messrs. Miller and Deidiker. Outplacement services were valued at $40,000 for 12 months of coverage, $50,000 for 18 months of coverage and $55,000 for 24 and 36 months of coverage.

(3)
The value of unvested option awards represents the difference between the closing price on the NYSE of our common stock on December 31, 2012 ($18.13) and the exercise price of all unvested options that would vest upon the triggering event. As shown in the “Outstanding Equity Awards at Fiscal Year-End” table, many of the options that would be subject to accelerated vesting upon one of the triggering events noted above had exercise prices in excess of the closing price of the stock on the relevant date and, therefore, no executive would have recognized any gain with respect to those accelerated options upon any triggering event. In the event of a change in control, all unvested options will immediately vest in full, whether or not the executive’s employment terminates.

(4)
The value of unvested stock awards represents the closing price on the NYSE of our common stock on December 31, 2012 ($18.13), of all shares of restricted stock that would vest upon the triggering event. In the event of a change in control, all unvested stock awards will immediately vest in full, whether or not the executive’s employment terminates.

In connection with his employment termination in July 2012, we entered into an Employment Separation Agreement with Mr. Germeroth to confirm the benefits he was entitled to receive upon termination as a Tier 3 participant in the Severance Plan. Under the Severance Plan, Mr. Germeroth was entitled to a lump sum payment equal to 1.5 times the sum of his highest annual salary in the three years preceding his termination plus his highest target bonus for 2012 which resulted in a lump sum payment of $765,691. Mr. Germeroth was also entitled to receive continued health care benefits and outplacement benefits for a period of 18 months following termination valued at $35,568 and $50,000, respectively. We also entered into a consulting agreement with Mr. Germeroth for a term of 59 days to ensure an orderly transfer of his prior responsibilities under which he received payments totaling $67,047.
Compensation and Risk
Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.
In 2012, as part of its assessment, the Compensation Committee reviewed the compensation program for employees that engage in certain hedging and optimization activities. While these employees have increased potential for risk taking because a part of their compensation is linked to the profitability of these activities, the Compensation Committee concluded that the business risk from these activities is not significant because these employees’ activities are subject to controls that limit excessive risk taking, such as volumetric and value-at-risk limits that are monitored and enforced on a daily basis by our Chief Risk Officer.
The Compensation Committee also reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, including limited claw-back provisions contained in employment agreements or letter agreement, as applicable, for Messrs. Fusco, Miller and Hill, limiting the incentive to take excessive risk for short-term gains by imposing caps on CIP bonuses, requiring compliance with our Code of Conduct and giving the Compensation Committee the power to reduce discretionary bonuses.
For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Securities Authorized for Issuance Under Equity Compensation Plans
See “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan” for a discussion of the equity incentive plans.
Equity Compensation Plans Table
The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2012.

December 31, 2012	Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans
Approved by shareholders	13,335,315	(1)	$15.60	6,292,714	(2)
Not approved by shareholders	4,636,734	(3)	$22.16	—	(4)
Total	17,972,049	(5)	$17.30	6,292,714
_________________

(1)
Represents shares issuable upon exercise of options outstanding under the Equity Incentive Plan to purchase 13,225,767 shares and upon the settlement of outstanding restricted stock units under the Director Plan with respect to 109,548 shares; however, does not include issued restricted shares, which are subject to vesting.

(2)	Represents available shares for future issuance of 275,850 shares under the Director Plan and 6,016,864 shares under the Equity Incentive Plan.

(3)
Represents 4,144,000 shares issuable under the Calpine Corporation Executive Sign-On Non-Qualified Stock Option Agreement with Jack A. Fusco, 428,000 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with W. Thaddeus Miller and 64,734 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with John B. Hill.

(4)	There are no shares available for future grant.

(5)	The weighted average remaining term for the expiration of stock options is 4.0 years.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
See “Executive Compensation —Summary of Employment Agreements” for a description of employment agreements between us and certain of the named executive officers.
During 2012, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.
See “Corporate Governance Matters —Business Relationships and Related Party Transactions Policy” for a discussion of our policies and procedures related to conflicts of interest.
Director Independence. See “Corporate Governance Matters — Director Independence.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than 10% of any class of our equity securities including our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company, and to provide the Company with a copy of those reports.
Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than 10% of any class of the Company’s equity securities during the year ended December 31, 2012.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals intended to be included in our proxy statement and voted on at our 2014 Annual Meeting of Shareholders must be received at our corporate headquarters at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, on or before November 25, 2013. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2014 notice of Annual Meeting of Shareholders and the 2014 proxy statement.
Pursuant to our bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2014 Annual Meeting of Shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received earlier than January 10, 2014 (120 days prior to May 10, 2014, the one year anniversary of the Annual Meeting), nor later than February 9, 2014 (90 days prior to May 10, 2014). The notice must contain the information required by our bylaws. The foregoing bylaw provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.
OTHER BUSINESS
As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The 2012 annual report to shareholders, including our 2012 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2012 annual report to shareholders are available at our website at www.calpine.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2012 Annual Report on Form 10-K and the exhibits filed with it are available at our website at www.calpine.com. Upon written request by any shareholder to Investor Relations at Investor-Relations@calpine.com, we will furnish, without charge, a copy of the 2012 annual report to shareholders, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to the 2012 Annual Report on Form 10-K are requested.

W. Thaddeus Miller
Corporate Secretary
March 25, 2013

ANNEX A
AMENDED AND RESTATED
CALPINE CORPORATION
2008 EQUITY INCENTIVE PLAN

1.PURPOSE OF THE PLAN. The purpose of the Amended and Restated 2008 Equity Incentive Plan (the “Plan”) of Calpine Corporation, a Delaware corporation (the “Corporation”), is to provide incentive for future endeavors and to advance the interests of the Corporation and its stockholders by encouraging ownership of the common stock, par value $.001 per share (the “Common Stock”), of the Corporation by its Directors, Employees and Consultants and to enable the Corporation to compete effectively with other enterprises for the services of such new directors, executives, employees and consultants as may be needed for the continued improvement of the Corporation’s business, through the grant of (a) options to purchase shares of Common Stock, either as Incentive Stock Options or Nonstatutory Stock Options (collectively “Options”), (b) shares of Common Stock that are subject to restrictions set forth in the Plan or any individual award agreement (“Restricted Stock” or a “Restricted Stock Award”), (c) Stock Appreciation Rights (as defined below), (d) restricted stock unit awards (a “Restricted Stock Unit Award”, and collectively with a Restricted Stock Award, a “Restricted Award”), (e) Performance Compensation Awards (as defined below) and (f) Other Stock Based-Awards (such Options, Restricted Awards, Stock Appreciation Rights, Performance Compensation Awards and Other Stock Based-Awards, collectively, the “Awards”).

2.PARTICIPANTS.
(a)Awards may be granted under the Plan to directors of the Board of the Corporation (the “Board”) and to such executives, employees and consultants of the Corporation and its Affiliates (as defined below) as shall be determined by the Committee as set forth in Section 6 of the Plan (each, a “Grantee”); provided, however, that no Awards may be granted to any person if such grant would cause the Plan to cease to be an “employee benefit plan” as defined in Rule 405 of Regulation C promulgated under the Securities Act.
(b)Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants and those individuals whom the Committee determines are reasonably expected to become Employees, Directors and Consultants following the Date of Grant.
(c)A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five years from the Date of Grant.
(d)A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Corporation’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Corporation (i.e., capital raising), or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Corporation determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

3.EFFECTIVE DATE; TERM OF THE PLAN. The Plan was effective (the “Effective Date”) upon the occurrence of the “effective date” of the Corporation’s “Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code Dated August 27, 2007” (the “JPR”). Confirmation of the JPR constituted all necessary approval by the stockholders of the Corporation of the Plan. The amendment and restatement of the Plan set forth herein incorporates all prior amendments, provided that the amendment to Section 5~~(a) of the Plan to increase the number of shares of Common Stock stated in the first sentence thereof~~ of the Plan, which was approved by the Committee on February 27, 2013, and adopted by the Board on February 28, 2013, shall be effective May ~~19, 2010,~~10, 2013, subject to approval of such amendment by the stockholders of the Corporation in accordance with Section 22(a) hereof at the Annual Meeting of the Stockholders on May ~~19, 2010.~~10, 2013.

4.DEFINITIONS.
(a) “Affiliate” means any affiliate of the Corporation selected by the Committee; provided, that, with respect to any “stock right” within the meaning of Section 409A of the Code, such affiliate must qualify as a “service recipient”

within the meaning of Section 409A of the Code and in applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent”; provided, that, with respect to Incentive Stock Options, it shall mean any subsidiary or parent of the Corporation that is a corporation and that at the time qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or a “parent corporation” within the meaning of Section 424(e) of the Code.
(b)“Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Compensation Award, a Stock Appreciation Right, and Other Stock Based-Award.
(c)“Award Agreement” means a written agreement between the Corporation and a Grantee evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(d)“Board” means the Board of Directors of the Corporation.
(i)“Cause” shall mean:
(1)the Grantee’s act of fraud, dishonesty, misappropriation, or embezzlement with respect to the Corporation;
(2)the Grantee’s conviction of, or plea of guilty or no contest to, any felony;
(3)the Grantee’s violation of the Corporation’s drug policy or anti-harassment policy;
(4)the Grantee’s admission of liability for, or finding by a court or the SEC (or a similar agency of any applicable state) of liability for, the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder;
(5)the Grantee’s failure after reasonable prior written notice from the Corporation to comply with any valid and legal directive of the Chief Executive Officer or the Board that is not remedied within thirty (30) days of the Grantee being provided written notice thereof from the Corporation or the Grantee’s gross negligence in performance, or willful non-performance, of any of the Grantee’s duties and responsibilities with respect to the Corporation that is not remedied within thirty (30) days of the Grantee being provided notice thereof; or
(6)other than as provided in clauses (1) through (5) above, the Grantee’s material breach of any material provision of this Plan that is not remedied within thirty (30) days of the Grantee being provided written notice thereof from the Corporation.
Cause shall be determined by the Committee unless it delegates the authority to make such determination to the appropriate officers of the Corporation.
(e)“Change in Control” shall mean:
(i)the acquisition (other than from the Corporation) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Corporation or its subsidiaries, or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of either the then-outstanding shares of Common Stock or the combined voting power of the Corporation’s then-outstanding voting securities entitled to vote generally in the election of directors; or
(ii)individuals who, as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board or was effected in satisfaction of a contractual requirement that was approved by at least a majority of the directors when constituting the Incumbent Board (in each case, other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Corporation) shall be, for purposes of this Section 16(b), considered as though such person were a member of the Incumbent Board; or
(iii)consummation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity’s then-outstanding voting securities, or approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation or consummation of the sale of all or substantially all of the assets of the Corporation (determined on a consolidated basis).
(f) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
(g)“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 6(e).
(h)“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.
(i)“Corporation” means Calpine Corporation, a Delaware corporation.
(j)“Consultant” means any person, including an advisor (a) engaged by the Corporation or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Corporation or an Affiliate pursuant to a written agreement or (b) who is a member of the Board of Directors of an Affiliate; provided that, except as otherwise permitted in Section 2(d) hereof, such person is a natural person and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Corporation’s securities.
(k)“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code.
(l)“Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Grantee that specifies the key terms and conditions of the Award and from which the Grantee begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Common Stock or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
(m)“Director” means a member of the Board.
(n)“Employee” means any person employed by the Corporation or an Affiliate. Mere service as a Director or payment of a director’s fee by the Corporation or an Affiliate shall not be sufficient to constitute “employment” by the Corporation or an Affiliate.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. The Fair Market Value on any date on which the Corporation’s shares of Common Stock are registered under Section 12 of the Exchange Act and listed on any national securities exchange shall be the closing price of a share of Common Stock on any national securities exchange on such date (if the such national securities exchange is not open for trading on such date, then the closing price per share of the Common Stock on such national securities exchange on the next preceding day on which the national securities exchange was open for trading), and thereafter (i) if the Common Stock is admitted to quotation on the over the counter market or any interdealer quotation system, the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) in the absence of an established market for the Common Stock, the Fair Market Value determined in good faith by the Committee and such determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of fair market value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code.
(q)“Form S-8” has the meaning set forth in Section 2(d).
(r)“Free Standing Rights” has the meaning set forth in Section 15(a).
(s)“Grantee” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(t)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u) “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 20(d)(iv) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(v) “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
(w)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(x)“Officer” means a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(z)“Option Agreement” means a written agreement between the Corporation and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan and need not be identical.
(aa)“Optionholder” means a Grantee to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(bb)    “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.
(cc)    “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 20 of the Plan.
(dd)    “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Corporation (or Affiliate, division or operational unit of the Corporation) and shall be limited to the following:
(i)net earnings or net income (before or after taxes);
(ii)basic or diluted earnings per share (before or after taxes);
(iii)net revenue or net revenue growth;
(iv)gross revenue;
(v)gross profit or gross profit growth;
(vi)net operating profit (before or after taxes);
(vii)return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(viii)cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(ix)earnings before or after taxes, interest, depreciation and/or amortization;
(x)gross or operating margins;
(xi)productivity ratios;

(xii)share price (including, but not limited to, growth measures and total stockholders return);
(xiii)expense targets;
(xiv)margins;
(xv)operating efficiency;
(xvi)objective measures of customer satisfaction;
(xvii)working capital targets;
(xviii)measures of economic value added;
(xix)inventory control; and
(xx)enterprise value.
(xxi)Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Corporation and/or an Affiliate as a whole or any business unit of the Corporation and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Corporation may select Performance Criterion (l) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.
(ee)    “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Grantee, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ff)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Grantee for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Grantees based on the following events:
(i)asset write-downs;
(ii)litigation or claim judgments or settlements;
(iii)the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;
(iv)any reorganization and restructuring programs;
(v)extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year;
(vi)acquisitions or divestitures;
(vii)any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(viii)foreign exchange gains and losses; and
(ix)a change in the Corporation’s fiscal year.
(gg)    “Performance Period” means the one or more periods of time as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Grantee’s right to and the payment of a Performance Compensation Award.
(hh)     “Plan” means this Calpine Corporation 2008 Equity Incentive Plan.
(ii)    “Related Stock Appreciation Rights” has the meaning set forth in Section 15(a).
(jj)    “Restricted Award” means any Award granted pursuant to Section 14(a).
(kk)    “Restricted Period” has the meaning set forth in Section 14(a).
(ll)    “Retirement”, “Retire” and “Retires” means termination of a Grantee’s employment or service with the Corporation and the Affiliates upon or after such Grantee has attained the age of 60 and has completed ten (10) years of service with the Corporation or any of the Affiliates.”
(mm)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(nn)     “SAR Amount” has the meaning set forth in Section 15(l).
(oo)    “SAR exercise price” has the meaning set forth in Section 15(a).
(pp)    “Securities Act” means the Securities Act of 1933, as amended.
(qq)    “Stock Appreciation Right” means the right pursuant to an award granted under Section 15 to receive an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of stock covered by such right or such portion thereof, over (B) the aggregate SAR exercise price of such right or such portion thereof.
(rr)    “Stock for Stock Exchange” has the meaning set forth in Section 10(c).
(ss)    “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Affiliates.

5.STOCK SUBJECT TO THE PLAN.
~~(a)~~ (a) Subject to the provisions of Section ~~17,~~17 and subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 5(a), the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed ~~27,533,000~~[•] shares of Common Stock~~; provided, however, that (1~~.

(i) ~~for~~For purposes of ~~awards~~Awards granted under the Plan (A) on or after the date of the Annual Meeting of the Stockholders in calendar year 2010~~: (A)~~ and prior to the date of the Annual Meeting of the Stockholders in calendar year 2013, each share subject to an Option or Stock Appreciation Right granted under the Plan shall reduce such aggregate number of shares by one (1) share, and ~~(B)~~ each share subject to a Restricted Award, Other Stock-Based Award or Dividend Equivalent payable in shares of Common Stock granted under the Plan shall reduce such aggregate number of shares by one and three-tenths (1.3) shares, and (~~2) if~~B) on or after the date of the Annual Meeting of the Stockholders in calendar year 2013, each share subject to an Option or Stock Appreciation Right granted under the Plan shall reduce such aggregate number of shares by one (1) share, and each share subject to a Restricted Award, Other Stock-Based Award or Dividend Equivalent payable in shares of Common Stock granted under the Plan shall reduce such aggregate number of shares by two and twenty-two one-hundredths (2.22) shares.

(ii) If, on or prior to the termination of the Plan as provided in Section 27, any Option or Stock Appreciation Rights granted under the Plan shall have expired or terminated for any reason without having been exercised in full or any shares ~~of~~subject to a Restricted ~~Stock~~Award shall have been forfeited, or any other Awards for which shares of Common Stock are deliverable are so forfeited, such unpurchased or forfeited shares covered thereby shall again become available for the grant of Awards under the Plan (on a one-for~~-~~ one basis for purposes of ~~awards~~Awards granted under the Plan before the date of the Annual Meeting of Stockholders in calendar year 2010, and based on the share counting rules set forth in ~~clause (1~~subparagraph (i) of this ~~sentence~~Section 5(a) for purposes of ~~awards~~Awards granted under the Plan on or after the date of the Annual Meeting of the Stockholders in calendar year 2010 (based on the share counting rules in effect on the grant date of the Award)). ~~The maximum number of shares of Common Stock for or under which or with respect to which any Award may be granted under the Plan to any individual during any calendar year is 1,250,000 shares of Common Stock, unless the Committee in its discretion determines otherwise.~~

(iii) If, on or prior to the termination of the Plan as provided in Section 27, any shares of Common Stock are subject to (x) an Award that is settled in cash in lieu of shares of Common Stock, or (y) an Award that is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award pursuant to which shares of Common Stock may not be issued, then such shares shall, in each such case, become available for the grant of Awards under Plan.

(iv) Any shares of Common Stock that are subject to Awards that may only be settled in cash shall not reduce such aggregate number of shares of Common Stock for which Awards may be granted under the Plan.

(v) Notwithstanding anything to the contrary contained herein: (~~i~~1) shares of Common Stock tendered in payment of an Option shall not ~~be added to the aggregate plan limit described above; (ii~~become available for the grant of Awards under Plan; (2) shares of Common Stock withheld by the Corporation to satisfy any tax withholding obligation shall not ~~be added to the aggregate plan limit described above; and (iii~~become available for the grant of Awards under Plan; and (3) ~~all~~any shares ~~covered by a~~of Common Stock that were subject to a stock-settled Stock Appreciation Right ~~or other Awards, whether or not shares of Common Stock are actually~~that were not issued ~~to the Grantee~~ upon the exercise ~~or settlement of the Award, shall be considered issued or transferred pursuant to the Plan.~~ of such Stock Appreciation Right shall not become available for the grant of Awards under the Plan.

(b)     All shares reserved for issuance under the Plan may be used for Incentive Stock Options.

(c)     No fractional shares of Common Stock may be issued.

(d)     The maximum number of shares of Common Stock for or under which or with respect to which any Award may be granted under the Plan to any individual during any calendar year is 1,250,000 shares of Common Stock.

~~(b)~~ (e) The shares to be delivered pursuant to an Award shall be made available, at the discretion of the Committee, either from authorized but previously unissued shares as permitted by the Certificate of Incorporation of the Corporation or from shares re-acquired by the Corporation, including shares of Common Stock purchased in the open market, and shares held in the treasury of the Corporation.

6.	ADMINISTRATION OF THE PLAN.
(a)The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in Section 6(e).
(b)The Board shall have the power and authority to select and grant to Grantees Awards pursuant to the terms of the Plan.
(c)In particular, the Board shall have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Corporation, any instrument required to carry out the purposes of the Plan; (iv) to delegate its authority to one or more Officers of the Corporation with respect to awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act; (v) to determine when Awards are to be granted under the Plan and the applicable Date of Grant; (vi) from time to time to select, subject to the limitations set forth in this Plan, those Grantees to whom Awards shall be granted; (vii) to determine the number of shares of Common Stock to be made subject to each Award; (viii) to determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option; (ix) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment, vesting provisions and right of repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale; (x) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; (xi) to determine the duration and purpose of leaves of absences which may be granted to a Grantee without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Corporation’s employment policies; (xii) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; and (xiii) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan. The Board may also modify the purchase price or the exercise price of any outstanding Award, provided, however, that, except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as is provided in Section 17(a), and notwithstanding any other provisions of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without, in each such case, first obtaining approval of the stockholders of the Corporation of such amendment or action.
(d)The interpretation and construction of any provision of the Plan or of any Award granted under it by the Committee shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and Directors, and the executives and employees of the Corporation and its Affiliates. No member of the Board or the Committee shall be liable to the Corporation, any stockholder, any Grantee or any employee of the Corporation or its Affiliates for any action or determination made in good faith with respect to the Plan or any Award granted under it. No member of the Committee may vote on any Award to be granted to him or her.
(e)The Committee. (i) The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
(ii)    At such time as the Common Stock is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (x) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (y) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an option is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.
(f)The expenses of administering the Plan shall be borne by the Corporation.
7.OPTION PROVISIONS.
(a)Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, it is the intention of the Corporation that all Options granted hereunder shall be intended to comply with the provisions and requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions.
(b)To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Corporation and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
8.OPTION PRICE.
(a)Subject to the provisions of Section 2(c) regarding Ten Percent Stockholders, the purchase price of the shares of Common Stock covered by each Incentive Stock Option granted under the Plan shall be not less than 100% of the Fair Market Value of such shares at the time the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(b)The exercise price of each Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(c)The exercise price of any outstanding Options shall not be reduced during the term of such Options except by reason of an adjustment pursuant to Section 17 hereof (and any such reduction shall be in accordance with Section 409A of the Code), nor shall the Committee cancel outstanding Options and reissue new Options at a lower exercise price in substitution for the canceled Options.
9.TERM OF OPTIONS. The expiration date of an Option granted under the Plan shall be as determined by the Committee at the time of grant, provided that each such Option shall expire not more than ten years after the date such Option was granted. Subject to the provisions of Section 2(d) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it was granted.

10.VESTING; EXERCISE OF OPTIONS.
(a)Each Option shall become exercisable in whole or in part or in installments at such time or times as the Committee may prescribe at the time the Option is granted and specify in the Option Agreement. No Option shall be exercisable after the expiration of 10 years from the date on which it was granted and no Option may be exercised, regardless of vesting, unless and until the Corporation has an effective Registration Statement on Form S-8 (or such other applicable form) on file with the Securities and Exchange Commission (the “SEC”) to register the sale of its common stock for issuance of shares upon the exercise of the Option.
(b)Notwithstanding any contrary provision contained herein, unless otherwise expressly provided in the Option Agreement, any Option granted hereunder shall become immediately vested in full upon the occurrence of a Change in Control of the Corporation.
(c)The exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by certified or bank check at the time the Option is exercised or (ii) in the discretion of the Committee, upon such terms as the Committee shall approve, the exercise price may be paid: (A) by delivery to the Corporation of other Common Stock, duly endorsed for transfer to the Corporation, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares of Common Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (B) a “cashless” exercise program established with a broker; (C) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; or (D) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Corporation of other Common Stock acquired, directly or indirectly from the Corporation, shall be paid only by shares of the Common Stock of the Corporation that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Corporation, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under this Plan.
11.TRANSFERABILITY OF OPTIONS.
(a)An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Corporation, in a form satisfactory to the Corporation, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
(b)A Nonstatutory Stock Option may, in the sole discretion of the Committee, be transferable to a permitted transferee upon written approval by the Committee to the extent provided in the Option Agreement. A permitted transferee includes: a transfer by gift or domestic relations order to a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Corporation, in a form satisfactory to the Corporation, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

12.STOCKHOLDER RIGHTS OF OPTIONHOLDER. No Optionholder shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an Option prior to the purchase of such shares upon exercise of the Option.

13.TERMINATION OF OPTION.
(a)Except as set forth in an individual agreement with any Optionholder, upon termination of employment or service with the Corporation, all unvested Options held by such Optionholder shall immediately terminate and all vested options shall remain exercisable until the earlier of (i) three months after the date of termination of employment or service or (ii) the expiration of the original term of the Option, except as follows.
(i)Death. If an Optionholder’s employment or service with the Corporation is terminated by reason of death or if the Optionholder dies during the three-month post-termination exercise period described in the preceding sentence, then all Options whether vested or unvested shall become immediately vested and shall remain exercisable until the earlier of one year after the date of death or the expiration of the original term of the Option.
(ii)Retirement. If an Optionholder Retires on or after the one-year anniversary of the date such Options were granted, then all such Options held by such Optionholder, whether vested or unvested, shall become immediately vested and exercisable and shall remain exercisable until the earlier of the one-year anniversary of such Optionholder’s date of Retirement or the expiration of the term of the Option; provided, however, that if the definition of “Retirement” or “Retires” affects adversely or impairs the rights of any Optionholder under the provisions of this Section 13(a)(ii) of the Plan, as in effect immediately prior to Amendment No. 5 to the Plan, applicable to an Option Award granted prior to March 1, 2011, the definition of “Retirement” and “Retires” set forth in this Section 13(a)(ii) of the Plan without regard to Amendment No. 5 shall apply to such Option Award.”
(iii)Cause. If a Grantee’s employment or service with the Corporation is terminated for “Cause”, then all Options held by the Optionholder, whether vested or unvested, shall immediately terminate.
(b)Notwithstanding the foregoing, the Committee may, at any time prior to any termination of such employment or service, determine in its sole discretion that the exercise of any Option after termination of such employment or other relationship with the Corporation shall be subject to satisfaction of the conditions precedent that the Optionholder refrain from engaging, directly or indirectly, in any activity which is competitive with any activity of the Corporation or any of its Affiliates thereof and from otherwise acting, either prior to or after termination of such employment or other relationship, in any manner inimical or in any way contrary to the best interests of the Corporation and that the Optionholder furnish to the Corporation such information with respect to the satisfaction of the foregoing condition precedent as the Committee shall reasonably request.
(c)An Optionholder under the Plan may make written designation of a beneficiary on forms prescribed by and filed with the Secretary of the Corporation. Such beneficiary, or if no such designation of any beneficiary has been made, the legal representative of such Optionholder or such other person entitled thereto as determined by a court of competent jurisdiction, may exercise, in accordance with and subject to the provisions of this Section 13, any unterminated and unexpired Option granted to such Optionholder to the same extent that the Optionholder himself or herself could have exercised such Option were he alive or able; provided, however, that no Option granted under the Plan shall be exercisable for more shares than the Optionholder could have purchased thereunder on the date his or her employment by, or other relationship with, the Corporation and its Affiliates was terminated.

14.RESTRICTED AWARDS.
(a)A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine.
(b)Each Grantee granted Restricted Stock shall execute and deliver to the Corporation an Award agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Corporation or in escrow rather than delivered to the Grantee pending the release of the applicable restrictions, the Committee may require the Grantee to additionally execute and deliver to the Corporation (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Grantee shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Grantee generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the Grantee or withheld by the Corporation for the Grantee’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Grantee in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Grantee shall have no right to such dividends.
(c)The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Corporation will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Corporation in respect of one share of Common Stock (“Dividend Equivalents”). At the discretion of the Committee, Dividend Equivalents may be either currently paid to the Grantee or withheld by the Corporation for the Grantee’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Grantee’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Grantee upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Grantee shall have no right to such Dividends Equivalents.
(d)Restricted Stock awarded to a Grantee shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Grantee shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Corporation, and all rights of the Grantee to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Corporation.

(e)Restricted Stock Units awarded to any Grantee shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Grantee to such Restricted Stock Units shall terminate without further obligation on the part of the Corporation and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.
(f)Upon termination of employment with or service to the Corporation or any of its Affiliates (including by reason of such Affiliate ceasing to be an Affiliate of the Corporation), during the applicable Restricted Period, Restricted Stock and Restricted Stock Unit shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Unit will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock or Restricted Stock Unit.
(g)If a Grantee who holds an outstanding Award of Restricted Stock (which is not a Performance Compensation Award) is, or becomes, eligible to Retire, the Restricted Period applicable to such Award shall expire in its entirety on the later to occur of: (i) the date such Grantee initially becomes eligible to Retire (such date shall be March 1, 2011 with respect to any such Award that is outstanding on such date and held by a Grantee who has become eligible to Retire prior to such date) and (ii) the one-year anniversary of the date such Award was granted.”
(h)Unless otherwise determined by the Committee or set forth in the applicable Award Agreement, upon a Change in Control of the Corporation, all Restricted Stock Awards and Restricted Stock Units Awards shall become immediately vested and all restrictions with respect thereto shall lapse, other than restrictions on transfer imposed under the federal securities laws.
(i)With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.
(j)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in this Section 14 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Corporation shall deliver to the Grantee, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Grantee’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Corporation shall deliver to the Grantee, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 14(c) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents’ interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.
(k)Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in the form the Corporation deems appropriate.

15.STOCK APPRECIATION RIGHTS.
(a)A stock appreciation right means the right pursuant to an Award granted under this Section 15 to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Common Stock covered by such right or such portion thereof, over (ii) the aggregate exercise price of such right or portion thereof (the “SAR exercise price) which shall be at least 100% of the Fair Market Value of such shares at the time the Stock Appreciation Right is granted (a “Stock Appreciation Right”). Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Stock Appreciation Rights”). Related Stock Appreciation Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Stock Appreciation Rights may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall determine the Grantee to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made; the number of shares of Common Stock to be awarded, the price per share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Stock Appreciation Right may be granted for more shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an exercise price not less than the Fair Market Value of Common Stock on the date of grant. The number of shares of Common Stock subject to the Stock Appreciation Right must be fixed on the date of grant of the Stock Appreciation Right, and the right must not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right. The provisions of Stock Appreciation Rights need not be the same with respect to each Grantee. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 15 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, as set forth in the applicable Award Agreement.
(b)The Grantee of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Corporation. Grantees who are granted Stock Appreciation Rights shall have no rights as stockholders of the Corporation with respect to the grant or exercise of such rights.
(c)The expiration date of a Free Standing Right granted under the Plan shall be as determined by the Committee at the time of grant, provided that each Free Standing Right shall expire not more than ten years after the date such Free Standing Right was granted, and provided further that Free Standing Rights shall be exercisable at such time or times and subject to such other terms and conditions as shall be determined by the Committee at or after grant.
(d)Related Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 10 above and this Section 15 of the Plan.
(e)Upon the exercise of a Free Standing Right, the Grantee shall be entitled to receive up to, but not more than, that number of shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of shares of Common Stock in respect of which the Free Standing Right is being exercised, with the Committee having the right to determine the form of payment.
(f)Upon exercise thereof, the Grantee of a Stock Appreciation Right shall be entitled to receive from the Corporation, an amount equal to the product of (i) the excess of the Fair Market Value, on the date of such written request, of one share of Common Stock over the “SAR exercise price” per share specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares for which such Stock Appreciation Right shall be exercised. Payment with respect to the exercise of a Stock Appreciation Right that satisfies the requirements of Section 15(a) shall be paid on the date of exercise and made in shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), valued at Fair Market Value on the date of exercise. Payment with respect to the exercise of a Stock Appreciation Right that does not satisfy the requirements of Section 15(a) shall be paid at the time specified in the Award in accordance with the provisions of Section 15(l). Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee. Fractional shares resulting from the exercise of a Stock Appreciation Right pursuant to this Section 15 shall be settled in cash.
(g)The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant of such Stock Appreciation Right. A Related Stock Appreciation Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 15(a) are satisfied.
(h)Upon any exercise of a Stock Appreciation Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Common Stock for which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option shall have been exercised.
(i)Unless otherwise determined by the Committee or set forth in an applicable Award Agreement, upon a Change in Control of the Corporation, all Stock Appreciation Rights shall become immediately vested and exercisable.

(j)Stock Appreciation Rights shall be transferable only when and to the extent that an Option would be transferable under Section 11 of the Plan.
(k)Except as otherwise set forth in an Award Agreement with a Grantee, upon termination of employment or service, any outstanding Stock Appreciation Rights shall be governed by the same principles relating to Options as set forth in Section 13 hereof.

16.OTHER STOCK-BASED AWARDS.
(a)The Committee is authorized to grant Awards to Grantee in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. Other Stock-Based Awards shall include a right or other interest granted to a Grantee under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, including but not limited to dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as determined by the Committee. The Committee shall determine the terms and conditions of such Other Stock-Based Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and Performance Periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 16 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, shares of Common Stock, other Awards, notes or other property, as the Committee shall determine, subject to any required corporate action.
(b)Unless otherwise determined by the Committee, any Other Stock-Based Award shall become immediately vested upon a Change in Control.

17.ADJUSTMENT OF AND CHANGES IN CAPITALIZATION.
(a)In the event that the outstanding shares of Common Stock shall be changed in number or class by reason of split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number or class of shares which thereafter may be issued pursuant to Awards granted under the Plan, both in the aggregate and as to any individual, and the number and class of shares then subject to Awards theretofore granted and the price per share payable upon exercise of Options theretofore granted and the exercise price per share of Stock Appreciation Rights theretofore granted shall be adjusted so as to reflect such change, all as determined by the Committee. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities or property into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Committee shall determine that such change equitably requires an adjustment in any outstanding Award theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination. Any adjustment in Incentive Stock Options under this Section 17 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 17 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 or otherwise result in a violation of Section 409A of the Code. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Corporation to be denied a tax deduction on account of Section 162(m) of the Code.
(b)Notice of any adjustment shall be given by the Corporation to each Grantee with an Award which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.
(c)Fractional shares resulting from any adjustment of Awards pursuant to this Section 17 may be settled in cash or otherwise as the Committee may determine.
(d)Notwithstanding the above, in the event of any of the following: (i) the Corporation is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Corporation in a form other than stock or other equity interests of the surviving entity or outstanding Awards are not to be assumed upon consummation of the proposed transaction; (ii) all or substantially all of the assets of the Corporation are acquired by another person; (iii) the reorganization or liquidation of the Corporation; or (iv) the Corporation shall enter into a written agreement to undergo an event described in clause (i), (ii) or (iii) above, then the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash, stock or other property, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Corporation in the event. The terms of this Section 17 may be varied by the Committee in any particular Award Agreement. In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash, stock or other property, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Corporation in the event.

18.SECURITIES ACTS REQUIREMENTS.
(a)No Option granted pursuant to the Plan shall be exercisable in whole or in part, and the Corporation shall not be obligated to sell any shares of Common Stock subject to any such Option, if such exercise and sale or issuance would, in the opinion of counsel for the Corporation, violate the Securities Act or other Federal or state statutes having similar requirements, as they may be in effect at that time; and each Option shall be subject to the further requirement that, at any time that the Committee shall determine, in their respective discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance of shares thereunder, such Option may not be exercised or issued, as the case may be, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(b)As a condition to the issuance of any Award that may be settled in shares of Common Stock under the Plan, the Committee may require the Grantee to furnish a written representation that he or she is acquiring such Award for investment and not with a view to distribution of the shares to the public and a written agreement restricting the transferability of the shares of such Award, and may affix a restrictive legend or legends on the face of the certificate representing such shares. Such representation, agreement and/or legend shall be required only in cases where in the opinion of the Committee and counsel for the Corporation, it is necessary to enable the Corporation to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements, and any stockholder who gives such representation and agreement shall be released from it and the legend removed at such time as the shares to which they applied are registered or qualified pursuant to the Securities Act or other Federal or state statutes having similar requirements, or at such other time as, in the opinion of the Committee and counsel for the Corporation, the representation and agreement and legend cease to be necessary to enable the Corporation to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements.

19.DISQUALIFYING DISPOSITIONS. Any Grantee who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Date of Grant of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Corporation in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

20.COMPLIANCE WITH SECTION 162(m) OF THE CODE.
(a)The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per share of Stock on the date of grant), to designate such Award as a “Performance Compensation Award” in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b)The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Grantees will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Grantee eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Grantee to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Grantee becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 20. Moreover, designation of a Grantee eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Grantee eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Grantee eligible to receive an Award hereunder shall not require designation of any other person as a Grantee eligible to receive an Award hereunder in such period or in any other period.
(c)With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Corporation and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 20(c) and record the same in writing.
(d)Payment of Performance Compensation Awards.
(i)Unless otherwise provided in the applicable Award Agreement, a Grantee must be employed by the Corporation on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)A Grantee shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Grantee’s Performance Compensation Award has been earned for the Performance Period.
(iii)Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Grantee’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 20(d)(iv) hereof, if and when it deems appropriate.
(iv)In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the maximum amount payable under Section 20(d)(vi) of the Plan.
(v)Performance Compensation Awards granted for a Performance Period shall be paid to Grantees as soon as administratively practicable following completion of the certifications required by this Section 20.
(vi)Subject to the adjustment provisions of Section 17, notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Grantee under the Plan for a Performance Period is 1,250,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

21.WITHHOLDING OBLIGATIONS. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Grantee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Corporation’s right to withhold from any compensation paid to the Grantee by the Corporation) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Corporation to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Grantee as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Corporation previously owned and unencumbered shares of Common Stock of the Corporation.

22.AMENDMENT OF THE PLAN AND AWARDS.
(a)The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. However, except as provided in Section 17 relating to adjustments upon changes in Common Stock and Section 22(c), no amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

(b)The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
(c)It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
(d)Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent in writing. All changes described in this paragraph are at the sole discretion of the Board, may be made at any time, and may have a retroactive effective date.
(e)The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Board may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Corporation requests the consent of the Grantee and (b) the Grantee consents in writing.

23.GENERAL PROVISIONS.
(a)No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Grantee any right to continue to serve the Corporation or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Corporation or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Corporation or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Corporation or an Affiliate, and any applicable provisions of the corporate law of the state in which the Corporation or the Affiliate is incorporated, as the case may be.
(b)Section 409A of the Code. If the Board (or its delegate) determines in its discretion that an Award is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and that Grantee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then the exercise or distribution of such Award upon a separation from service may not be made before the date which is six months after the date the Grantee separates from service with the Corporation or any of its Affiliates. Notwithstanding any other provision contained herein, terms such as “termination of service,” “termination of employment” and “termination of engagement” shall mean a “separation from service” within the meaning of Section 409A of the Code, to the extent any exercise or distribution hereunder could be deemed “non-qualified deferred compensation” for purposes thereof.
(c)Section 16. It is the intent of the Corporation that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Grantees will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 23(c), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
(d)Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the application of Section 162(m) of the Code, the Committee may, without stockholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Corporation’s Federal income tax deduction for compensation paid pursuant to any such Award.

24.CHANGES IN LAW. The Board may amend the Plan and any outstanding Awards granted thereunder in such respects as the Board shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Awards any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or Rules or Regulations of the Internal Revenue Service or any other Federal or state governmental agency enacted or promulgated after the adoption of the Plan.

25.LEGAL MATTERS.
(a)Every right of action by or on behalf of the Corporation or by any stockholder against any past, present or future member of the Board, officer or employee of the Corporation arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought and irrespective of the place of residence of any such Grantee, cease and be barred by the expiration of three years from whichever is the later of (i) the date of the act or omission in respect of which such right of action arises, or (ii) the first date upon which there has been made generally available to stockholders an annual report of the Corporation and a proxy statement for the Annual Meeting of Stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate number of shares for which Awards were granted; and any and all rights of action by any employee or executive of the Corporation (past, present or future) against the Corporation arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.
(b)This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware, applied without giving effect to any conflicts-of-law principles, and construed accordingly.

26.ELECTRONIC DELIVERY AND ACCEPTANCE. The Corporation may, in its sole discretion, deliver any documents related to the Award by electronic means. To participate in the Plan, a Grantee consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Corporation or a third party vendor designated by the Corporation.

27.TERMINATION OR SUSPENSION OF THE PLAN. The Plan shall terminate on the earliest of (a) the tenth anniversary of the Effective Date or (b) such earlier time as the Board may determine. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 22(a) hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Corporation determines to submit Section 20 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Corporation’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 20 after the date of such annual meeting, but the Plan may continue in effect for Awards to Grantees not in accordance with Section 162(m) of the Code.

28.ROBERT P. MAY. Notwithstanding any provisions to the contrary hereof, with respect to Robert P. May, if Mr. May has not entered into a new employment agreement with the Corporation within six months following the Effective Date, the grants of Awards to Mr. May shall be null and void and Mr. May shall not be entitled to any compensation on account thereof; provided, that, if there is a change in control while Mr. May is employed as the Chief Executive Officer of the Corporation within six months of the Effective Date, the then unvested Awards of Mr. May shall become fully vested and all his Awards shall remain in full force and effect regardless of whether Mr. May entered into a new employment agreement with the Corporation within the six-month period following the Effective Date; for purposes of this provision only, a change of control shall mean the sale of all or substantially all of the assets of the Corporation or the acquisition by one or more related entities of 50.1% or more of the Common Stock.

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Reservation Form for the Calpine Corporation 2013 Annual Meeting of Shareholders
Shareholders who expect to attend the Annual Meeting on May 10, 2013, at 8:00 a.m. at our corporate headquarters in Houston, Texas should complete this form and return it to the Office of the Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Calpine Corporation common stock ownership as of March 12, 2013.

Name
(Please Print)

Address
(Please Print)

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 10, 2013:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2012 Annual Report
are available at www.proxyvote.com.

CALPINE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2013

The shareholder(s) hereby appoint(s) Jack A. Fusco and W. Thaddeus Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Calpine Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on May 10, 2013, at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted, in accordance with the Board’s recomendation, FOR items 1 through 4. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Please consider voting over the Internet or by telephone. Your vote will be recorded as if you mailed in your proxy card. We believe voting this way is convenient.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: _____________________________________________________________________
_______________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2013, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CALPINE CORPORATION 717 TEXAS AVENUE SUITE 1000 HOUSTON, TX 77002
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Calpine Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2013, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALPINE CORPORATION
The Board of Directors recommends a vote “FOR” the listed nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

1.	Election of Directors
Nominees:
	01) Frank Cassidy 02) Jack A. Fusco 03) Robert C. Hinckley 04) Michael W. Hofmann 05) David C. Merritt	06) W. Benjamin Moreland 07) Robert A. Mosbacher, Jr. 08) Denise M. O’Leary 09) J. Stuart Ryan

					For	Against	Abstain
The Board of Directors recommends a vote “FOR” the following proposals:

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.				☐	☐	☐

3.
To approve the amendment to the 2008 Equity Incentive Plan to increase the number of shares available under the Plan and to modify the share counting provisions applicable to cash-settled equity awards under the Plan.
					☐	☐	☐

4.	To approve, on an advisory basis, named executive officer compensation.				☐	☐	☐

Note: Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

For address change / comments, please check this box and write them on the back where indicated. ☐

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date